Exhibit 10.5
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN EXCLUDED.
EXECUTION VERSION
ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT
By and Between
EMPOWER USA, LLC
as Owner
and
SAULSBURY INDUSTRIES, INC.
as Contractor
Dated as of December 15, 2025

3.33	Anticorruption; AML; Cybersecurity; Data Protection.	31
ARTICLE 4	OWNER’S RESPONSIBILITIES	32
4.1	Payment.	32
4.2	Access to the Site.	33
4.3	NOT USED	33
4.4	Permits.	33
4.5	Legal Description and Survey.	33
4.6	EEQ Supplied Equipment.	33
ARTICLE 5	COMPENSATION AND PAYMENTS TO CONTRACTOR	35
5.1	Compensation.	35
5.2	Milestone Payments.	35
5.3	Final Completion and Final Payment.	37
5.4	Payments Not Acceptance of Work.	38
5.5	Owner Representations and Covenants.	38
ARTICLE 6	COMPLETION	38
6.1	Notice and Requirements for Mechanical Completion.	38
6.2	Notice and Requirements for Substantial Completion.	39
6.3	Owner Acceptance of Mechanical Completion and Substantial Completion.	39
6.4	Punchlist.	39
6.5	Notice and Requirements for Final Completion.	40
6.6	Partial Occupancy and Use.	41
6.7	Long-Term Obligations.	41
ARTICLE 7	WARRANTY AND CORRECTION OF WORK	41
7.1	Warranty.	41
7.2	Correction of Work Prior to Substantial Completion.	43
7.3	Correction of Work After Substantial Completion.	43
7.4	Assignability of Warranties; Limited Warranties.	45
ARTICLE 8	GUARANTEE OF TIMELY COMPLETION, LIQUIDATED DAMAGES AND SECURITY PACKAGE	45
8.1	Guarantee of Timely Completion.	45
8.2	Guaranteed Substantial Completion Date, Project Schedule and Progress Reports and Meetings.	45
8.3	Major Milestones.	46
8.4	Recovery and Recovery Schedule.	46
8.5	Acceleration and Acceleration Schedule.	47
8.6	Liquidated Damages.	48
8.7	Security Package.	49
ARTICLE 9	CHANGES; FORCE MAJEURE; AND OWNER-CAUSED DELAY	50
9.1	Change Orders Requested by Owner.	50
9.2	Change Orders Requested by Contractor.	51
9.3	Change Orders Act as Accord and Satisfaction.	53
9.4	Timing Requirements for Notifications and Change Order Requests by Contractor.	53
9.5	Adjustment Only Through Change Order.	54
9.6	Force Majeure.	55

9.7	Delay Caused by Owner or Changes in Scope of Work.	56
9.8	Obligation to Mitigate Delay.	56
ARTICLE 10	DEFAULT, TERMINATION AND SUSPENSION	57
10.1	Default by Contractor.	57
10.2	Termination for Convenience by Owner.	59
10.3	Suspension of Work by Owner.	61
10.4	Suspension by Contractor.	61
10.5	Termination by Contractor.	62
ARTICLE 11	INSURANCE	62
11.1	Required Coverages.	62
11.2	Requirements of Contractor’s Insurance.	62
11.3	Payment of Deductibles.	63
ARTICLE 12	DOCUMENTATION	63
12.1	Patents and Royalties.	63
12.2	Owner Provided Documents.	63
ARTICLE 13	LIMITATION OF DAMAGES	64
13.1	Limitation of Damages.	64
13.2	Indemnities.	65
13.3	Lien Indemnification.	67
13.4	Legal Defense.	68
ARTICLE 14	DISPUTE RESOLUTION	68
14.1	Negotiation.	68
14.2	Arbitration Resolution.	68
14.3	Continuation of Work During Dispute.	70
ARTICLE 15	CONFIDENTIALITY	70
15.1	Confidential Information.	70
15.2	Exceptions.	70
15.3	Equitable Relief.	71
15.4	Term.	71
ARTICLE 16	MISCELLANEOUS	71
16.1	Entire Agreement.	71
16.2	Amendments.	72
16.3	Interpretation.	73
16.4	Notice.	73
16.5	Severability.	74
16.6	Assignment.	74
16.7	Effective Date; EEQ Notice to Proceed; Full Notice to Proceed.	75
16.8	No Waiver.	77
16.9	Governing Law.	77
16.10	No Publicity.	77
16.11	Counterparts.	77
16.12	Survival.	77
16.13	Policies.	77
16.14	Good Faith and Fair Dealing.	77
16.15	No Third-Party Beneficiaries.	78

LIST OF ATTACHMENTS AND SCHEDULES

ATTACHMENT A	Scope of Work and Design Basis
SCHEDULE A-1	Payment Schedule
SCHEDULE A-2	EEQ Supplied Equipment Approved Price and Payment Schedule
SCHEDULE A-3	Site General Arrangement
SCHEDULE A-4	Project Proposal
SCHEDULE A-5	Division of Responsibility Matrix
SCHEDULE A-6	Material Take-Off (MTO) Project Quantities
ATTACHMENT B	Project Schedule
SCHEDULE B-1	EEQ Supplied Equipment Schedule
ATTACHMENT C	Form of Notice to Proceed
SCHEDULE C-1	EEQ Notice to Proceed
SCHEDULE C-2	Full Notice to Proceed
ATTACHMENT D	Form of Change Order
SCHEDULE D-1	Change Order Form
SCHEDULE D-2	Unilateral Change Order Form
SCHEDULE D-3	Contractor’s Change Order Request Form
SCHEDULE D-4	Pricing for Change Orders
ATTACHMENT E	Contractor Permits
ATTACHMENT F	Owner Permits
ATTACHMENT G	Approved Subcontractors
ATTACHMENT H	Form of Mechanical Completion Certificate
ATTACHMENT I	Form of Substantial Completion Certificate
ATTACHMENT J	Form of Final Completion Certificate
ATTACHMENT K	Form of Lien and Claim Waivers
SCHEDULE K-1	Contractor’s Lien and Claim Waiver
SCHEDULE K-2	Subcontractor’s Lien and Claim Waiver
ATTACHMENT L	NOT USED
ATTACHMENT M	EEQ Agreement
ATTACHMENT N	Safety Program and Procedures
ATTACHMENT O	Key Personnel
ATTACHMENT P	Checklists
SCHEDULE P-1	Mechanical Completion Checklists
SCHEDULE P-2	Substantial Completion Checklists
ATTACHMENT Q	Insurance
ATTACHMENT R	Approved Manufacturers List

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT
This Engineering, Procurement and Construction Agreement (this “Agreement”), signed as of the 15th day of December, 2025, is entered into by and between EMPOWER USA, LLC, a Texas limited liability company, having its principal place of business at 4900 Woodway Dr. Suite 1200, Houston, TX, 77056, USA (“Owner”), and SAULSBURY INDUSTRIES, INC., a Texas corporation, having its principal place of business at 2951 E. Interstate 20, Odessa, Texas 79766 (“Contractor” and, together with Owner, each a “Party” and together the “Parties”).
WHEREAS, Owner desires to enter into an agreement with Contractor to provide services for the turnkey engineering, procurement, construction and installation of a 123 MW natural gas engine power generation facility to be located at Owner’s project site (the “Site”) located in Ector County, Texas, all as further described herein;
WHEREAS, Contractor, itself or through its vendors, suppliers, and subcontractors, desires to provide the foregoing services on a fixed price, turnkey basis;
NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1    Definitions.
In addition to other defined terms used throughout this Agreement, when used herein, the following capitalized terms have the meanings specified in this Section 1.1.
“Acceleration Schedule” has the meaning set forth in Section 8.5.
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Person. For purposes of this definition, “control” shall mean (i) ownership, directly or indirectly, of either the outstanding voting stock of the controlled Person or any other ownership interest in the controlled Person if such interest has, directly or indirectly, the power to direct or cause the direction of the management and policies of such relevant Person or (ii) operational control of the controlled Person pursuant to an operating agreement, management agreement or other contractual rights.
“Agreement” means this Agreement for the performance of the Work (including all Attachments and Schedules attached hereto), as it may be amended from time to time in accordance with this Agreement.
“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to Owner and Contractor concerning or relating to anti-money laundering.

“Anticorruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to Owner and Contractor.
“Applicable Codes and Standards” means any and all codes, standards or requirements set forth herein (including Attachment A) or in any Applicable Law, which codes, standards and requirements shall govern Contractor’s performance of the Work, as provided herein. In the event of an inconsistency or conflict between any of the Applicable Codes and Standards, the highest performance standard as contemplated therein shall govern Contractor’s performance under this Agreement.
“Applicable Law” means all laws, statutes, ordinances, certifications, orders, decrees, injunctions, licenses, Permits, approvals, agreements, rules and regulations, including any conditions thereto, of any Governmental Instrumentality having jurisdiction over all or any portion of the Site or the Facility or performance of all or any portion of the Work or the operation of the Facility, or other legislative or administrative action of a Governmental Instrumentality, or a final decree, judgment or order of a court which relates to the performance of Work hereunder or the interpretation or application of this Agreement, including (i) any and all Permits, (ii) any Applicable Codes and Standards set forth in Applicable Law, and (iii) Applicable Law related to (y) conservation, improvement, protection, pollution, contamination or remediation of the environment or (z) Hazardous Substances or any handling, storage, release or other disposition of Hazardous Substances.
“Arbitration Rules” has the meaning set forth in Section 14.2.
“Books and Records” has the meaning set forth in Section 3.11A.
“Business Day” means every Day other than a Saturday, a Sunday, a Day that is an official holiday for employees of the federal government of the United States of America or any other Day on which banks in the United States of America are authorized or required by law to remain closed.
“CAD” has the meaning set forth in Section 3.3D.
“Change Order” means a written order issued by Owner to Contractor after the execution of this Agreement, in the form of Schedule D-2, or a written instrument signed by both Parties after the execution of this Agreement in the form of Schedule D-1, that authorizes an addition to, deletion from, suspension of, or any other modification or adjustment to the requirements of this Agreement, including an addition to, deletion from or suspension of the Work or any modification or adjustment to any Changed Criteria. Owner and Contractor are entitled to a Change Order only in accordance with Article 9.
“Changed Criteria” has the meaning set forth in Section 9.1A.

“Claims” means all liabilities (including STRICT LIABILITY), judgments, costs (including court costs, reasonable attorneys’ fees and costs of investigation), losses, civil and criminal fines and penalties, expenses, damages, claims, suits and demands.
“Commercial Operation Date” or “COD” means the date when the Facility is able to operate, export and sell power capacity, energy and any other applicable product in the Texas wholesale electricity market managed by ERCOT.
“Compensation” has the meaning set forth in Section 5.1.
“Construction Equipment” means the equipment, machinery, structures, scaffolding, materials, tools, supplies and systems, purchased, owned, rented or leased by Contractor or its Subcontractors or Sub-subcontractors for use in accomplishing the Work, but not intended for incorporation into the Facility.
“Contractor” has the meaning set forth in the preamble hereto.
“Contractor Indemnified Party” means Contractor, its Affiliates and its and their respective members, directors, officers, agents, and employees.
“Contractor Permits” means the Permits listed in Attachment E and any other Permits (not listed in Attachment E or Attachment F) necessary for the performance of the Work.
“Contractor Supplied Equipment” means all Equipment other than EEQ Supplied Equipment.
“Corrective Work” has the meaning set forth in Section 7.3.
“Day” means a calendar day.
“Data Policies” has the meaning set forth in Section 3.33.
“Default” has the meaning set forth in Section 10.1A.
“Defect” or “Defective” has the meaning set forth in Section 7.1A.
“Delay Liquidated Damages” has the meaning set forth in Section 8.6.
“Design Basis” means the basis of design and technical limits and parameters of the Facility as set forth in Attachment A, including without limitation subsoil, topographical and geotechnical surveys, geological and subsurface data and reports with respect to the Site and the pre-engineering feed study for the Facility.
“Dispute” has the meaning set forth in Section 14.1.
“Down Payment” has the meaning of the payment identified on Schedule A-2 necessary for Main Subcontractor’s commencement of its Work.

“Drawings” means the graphic and pictorial documents (in written or electronic format) showing the design, location and dimensions of the Work, generally including plans, elevations, sections, details, schedules and diagrams, which are prepared as a part of and during the performance of the Work.
“EEQ Agreement” means the equipment supply contract entered into by and between the Contractor and the Main Subcontractor, dated December 15, 2025, for the supply of the power plant equipment and technical assistance for installation and commissioning services, as described in such contract, which is attached hereto as Attachment M, as amended and supplemented or modified to the date of reference.
“EEQ Notice to Proceed” means the written notice delivered by Owner to Contractor substantially in the form of Schedule C-1, instructing Contractor to immediately issue to the Main Subcontractor the corresponding notice to proceed and commence performance of the Work related exclusively to the EEQ Supplied Equipment pursuant to the terms and conditions of the EEQ Agreement and this Agreement.
“EEQ Supplied Equipment Commissioning” means all field activities of the suppliers of the EEQ Supplied Equipment, including all commissioning, start-up and testing of the EEQ Supplied Equipment.
“EEQ Supplied Equipment” means the power plant equipment supplied by the Main Subcontractor in accordance with Section 4.6 and pursuant to the EEQ Agreement.
“ERCOT” means the Electric Reliability Council of Texas, Inc.
“Effective Date” has the meaning set forth in Section 16.7.
“Equipment” means all equipment, materials, supplies and systems required for the completion of and incorporation into the Work. For clarity, Equipment includes Contractor Supplied Equipment and EEQ Supplied Equipment.
“Facility” means the facilities contemplated in this Agreement (including the Scope of Work), including the 123 MW natural gas engine power generation facility, to be engineered, procured, constructed, pre-commissioned, commissioned and tested by Contractor under this Agreement, all of which are described and as set forth in more detail in Attachment A.
“Final Completion” means that all Work and all other obligations under this Agreement for the Facility, including the items listed below, have been fully and completely performed in accordance with the terms of this Agreement, and the Owner has received and accepted a Final Completion Certificate from Contractor certifying the following to be true and correct, to the extent such items are applicable:
(a)     Substantial Completion of the Facility has occurred and all Punchlist items have been completed;

(b)     all documentation required to be delivered under this Agreement, including Record As-Built Drawings and Specifications and test reports, has been delivered to Owner;
(c)     Contractor has completed all of the Work, including any correction or remediation for any Work that does not conform to the requirements of this Agreement and removal from the Site of all of Contractor’s, Subcontractors’ and Sub-subcontractor’s personnel, supplies, waste, materials, equipment (except for the Equipment), rubbish and temporary facilities;
(d)     Contractor has delivered to Owner evidence that all Subcontractors and Sub-subcontractors have been fully and finally paid up to their final invoice, including fully executed Lien and Claim Waivers from all Subcontractors and Sub-subcontractors in the form of Schedule K-2;
(e)     Contractor has delivered to Owner a fully executed Lien and Claim Waiver in the form of Schedule K-1;
(f)     Contractor has paid to Owner all amounts owing by Contractor to Owner, including without limitation all penalties and/or liquidated damages payable under the Agreement as a result of a Default; and
(g)     Contractor has performed all other obligations under this Agreement that are expressly required for Final Completion.
“Final Completion Certificate” means a certificate executed by Contractor and delivered to Owner in the form of Attachment J.
“Force Majeure” means catastrophic storms or floods, blizzards, lightning strikes, tornadoes, hurricanes, earthquakes and other acts of God, wars, civil disturbances, terrorist attacks, revolts, insurrections, labor strikes involving employees of any Persons other than Contractor, Contractor’s Affiliates, Subcontractors or Sub-subcontractors, sabotage, commercial embargoes, epidemics, fires, explosions and actions of a Governmental Instrumentality that were not requested, promoted, or caused by the affected Party; provided that such act or event (a) delays or renders impossible the affected Party’s performance of its obligations under this Agreement, (b) is beyond the reasonable control of the affected Party, not due to its fault or negligence and was not reasonably foreseeable, and (c) could not have been prevented or avoided by the affected Party through the exercise of due diligence, including the expenditure of any reasonable sum taking into consideration the Compensation. Force Majeure shall not include any of the following: (i) economic hardship and/or inability to pay, (ii) changes in market conditions, (iii) late delivery or failure of materials, equipment (including Equipment) or supplies, (iv) strikes, or other similar labor actions, involving employees of Contractor, Contractor’s Affiliates, any Subcontractors or Sub-subcontractors, (v) unavailability of laborers, Subcontractors or Sub-subcontractors; (vi) climatic conditions (including rain, snow, wind, temperature and other weather conditions), tides, and seasons, regardless of the magnitude, severity, duration or frequency of such climatic conditions, tides or seasons (except for catastrophic storms or floods, blizzards, lightning strikes, tornadoes, hurricanes, and earthquakes); or (vii) COVID-19 and response measures associated therewith (such as quarantine and other restrictions).
“Full Notice to Proceed” means the written notice delivered by Owner to Contractor substantially in the form of Schedule C-2, instructing Contractor to immediately commence full performance of the Work (other than the EEQ Supplied Equipment), pursuant to the terms and conditions of this Agreement.
“Good Engineering and Construction Practices” or “GECP” means the generally accepted practices, methods, skill, care, techniques and standards employed by persons in the United States engaged to engineer and construct electric generation facilities with respect to: (i) the engineering, procurement, construction, pre-commissioning, commissioning, testing and start-up of the Facility, which includes, but is not limited to, the Applicable Codes and Standards, Applicable Law, and the standards recommended by the suppliers and manufacturers of Equipment provided hereunder; (ii) personnel and facility safety and environmental protection; (iii) the scheduling of Work; and (iv) the reliability and availability of the Facility under the operating conditions reasonably expected at the Site, as specified in Attachment A. GECP are not intended to be limited to the optimum practices, methods, techniques or standards to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices, methods, techniques and standards employed by persons in the United States engaged to engineer and construct electric generation facilities.
“Governmental Instrumentality” means any federal, state or local department, office, instrumentality, agency, board or commission having jurisdiction over a Party or any portion of the Work, the Facility or the Site.
“Guaranteed Final Completion Date” has the meaning set forth in Section 8.2A(2).
“Guaranteed Substantial Completion Date” has the meaning set forth in Section 8.2A(1).
“Hazardous Substances” means any substance that under Applicable Law is considered to be hazardous or toxic or is or may be required to be remediated, including (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and processes and certain cooling systems that use chlorofluorocarbons, (ii) any chemicals, materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or any words of similar import pursuant to Applicable Law, or (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental Instrumentality, or which may be the subject of liability for damages, costs or remediation.
“Indemnified Party” means any Owner Indemnified Party or Contractor Indemnified Party, as the context requires.

“Indemnifying Party” means Owner or Contractor, as the context requires.
“Invoice” means Contractor’s request for a payment pursuant to Section 5.2 for progress payments and pursuant to Section 5.3 for final payment, which invoices shall be in a form provided by Contractor and approved by Owner.
“Key Personnel” or “Key Persons” has the meaning set forth in Section 2.2.
“Lien and Claim Waiver” means the waiver and release provided to Owner by Contractor, Subcontractors and Sub-subcontractors as required under this Agreement, which shall be in the form of Attachment K, Schedules K-1 and K-2.
“Liquidated Damages” means all or each of, as required by the context, the Delay Liquidated Damages and the Performance Liquidated Damages.
“Main Subcontractor” means Wärtsilä North America, Inc.
“Major Milestone” has the meaning set forth in Section 8.3A.
“Mechanical Completion” means that stage in the progress of the Work when the items listed below have been completed and the Owner has received and accepted a Mechanical Completion Certificate certifying the following to be true and correct:
(a)     the Facility has been constructed and successfully pressure tested in accordance with the Scope of Work and the Equipment has been installed, is mechanically complete and has been prepared for commissioning activities, in accordance with the Scope of Work, except for Punchlist items;
(b)     the Facility is capable of being started and commissioned safely within the requirements of this Agreement (and without damage to the Work, the Facility or any other property and without injury to any Person);
(c)     those items identified in the relevant Mechanical Completion Checklist have been completed;
(d)     Contractor has performed, in accordance with the Scope of Work, all other obligations under this Agreement that are expressly required for Mechanical Completion of the Facility; and,
(e)     Contractor has delivered a pre-commissioning report as proof of the termination of the Works.
“Mechanical Completion Certificate” means a certificate executed by Contractor and delivered to Owner in the form of Attachment H.
“Mechanical Completion Checklist” means the checklists set forth in Attachment P, Schedule P-1.

“Milestone Date” has the meaning set forth in Section 8.3A.
“Month” means a calendar month.
“Monthly” means an event occurring or an action taken once every Month.
“NERC CIP Standards” means the North American Electric Reliability Corporation’s Critical Infrastructure Protection Reliability Standards.
“ONCOR” means ONCOR Electric Delivery Company LLC.
“Owner” has the meaning set forth in the preamble hereto.
“Owner’s Confidential Information” has the meaning set forth in Section 15.1.
“Owner Delay” has the meaning set forth in Section 9.7.
“Owner Indemnified Party” means Owner, its Affiliates and its and their respective members, directors, officers, agents, and employees.
“Owner Permits” means the Permits listed in Attachment F and any other Permits (not listed in either Attachment E or Attachment F) necessary for the operation of the Facility.
“Party” and “Parties” has the meaning set forth in the preamble hereto.
“Performance Liquidated Damages” has the meaning set forth in Section 8.6.
“Permit” means any valid waiver, certificate, approval, consent, license, exemption, variance, franchise, permit, authorization, clearance, ruling or similar order or authorization from any Governmental Instrumentality required to be obtained or maintained in connection with the Facility, the Site or the Work.
“Person” means any individual, company, joint venture, corporation, partnership, association, joint stock company, limited liability company, trust, estate, unincorporated organization, Governmental Instrumentality or other entity having legal capacity.
“Personal Information” means, as pertinent to an identified and/or identifiable employee, applicant, contractor, individual business contact, website user, or other natural person: (a) the individual’s name, address, date of birth, financial account information, credit or debit card information, e-mail address, medical insurance number, Social Security number, and health information, including protected health information as that term is defined under the Health Insurance Portability and Accountability Act of 1996, as well as (b) any other data relating to such identified or reasonably identifiable natural person.
“Pre-Approved Safety Program” means the safety program set forth and described in Attachment N.
“Privacy and Security Laws” has the meaning set forth in Section 3.33.

“Progress As-Built Drawings and Specifications” means Drawings and Specifications that show all current “as-built” conditions, as required under Attachment A.
“Project Schedule” means the schedule of dates in which Contractor is required to achieve certain stages of completion of the Work, including the Guaranteed Substantial Completion Dates, as more particularly described in Section 8.2B and Attachment B.
“PUCT” means the Public Utility Commission of Texas or any successor agency.
“Punchlist” means a list of those finishing items required to complete the Work, the completion of which shall not interrupt, impair, disrupt or interfere with the safe and reliable operation or use of all or any part of the Facility as it was designed and intended to operate, as contemplated by this Agreement, as more fully described in Section 6.4.
“Record As-Built Drawings and Specifications” means final, record Drawings and Specifications of the Facility showing the “as-built” conditions of the completed Facility, as required under Attachment A.
“Recovery Schedule” has the meaning set forth in Section 8.4.
“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) His Majesty’s Treasury; (e) Switzerland; or (f) any other relevant authority.
“Scope of Work” means the description of Work to be performed by Contractor as set forth in Attachment A or elsewhere in this Agreement.
“Scope of Work Exclusions” means those items which are specifically identified as being excluded from Contractor’s Scope of Work in Schedule A-4.
“Security Breach” means any known or reasonably suspected loss, theft, damage, or alteration, corruption, or unauthorized modification, use, deletion, disclosure, exercise of control, or other processing activity involving Personal Information, of any of Contractor’s confidential or proprietary information, of any third-party’s information maintained by or for Contractor that is subject to confidentiality obligations, or of any component of its operational technology systems or information technology systems.
“Security Package” means the Performance & Payment Bond to be provided by Contractor to Owner for the guarantee of its obligations hereunder, as provided in Section 8.7.
“Site” has the meaning set forth in the recitals hereto as more specifically set forth on Schedule A-3.

“Specifications” means those documents consisting of the written requirements for Equipment, standards and workmanship for the Work and performance of related services, which are prepared by Contractor as a part of and during the performance of the Work.
“Subcontract” means an agreement by Contractor with a Subcontractor for the performance of any portion of the Work, including the EEQ Agreement.
“Subcontractor” means any Person, including the Main Subcontractor and any other Equipment supplier or vendor, who has a direct contract with Contractor to manufacture or supply Equipment, which is a portion of the Work, to lease Construction Equipment to Contractor in connection with the Work, to perform a portion of the Work or to otherwise furnish labor or Equipment in connection with the Work.
“Substantial Completion” means that stage in the progress of the Work when the items listed below have been completed and Owner has received and accepted a Substantial Completion Certificate certifying the following to be true and correct:
(a)     Mechanical Completion of the Facility has occurred, the Facility has been commissioned and all Work required to be performed by Contractor is complete, in accordance with the Scope of Work, except for the Punchlist items;
(b)     the entire Work has been completed (including training for Owner to safely operate the Facility (inclusive of start-up and shutdown)), preparation of manuals and the delivery of all documentation required hereunder, except for Work on the Punchlist, in accordance with the requirements of this Agreement;
(c)     the Facility is at a stage of completion such it achieves Commercial Operation Date in accordance with Applicable Law and Permits;
(d)     the Punchlist items have been agreed to by Owner and Contractor has delivered to Owner a written plan for completing all Punchlist items and such plan has been agreed to by Owner;
(e)     there is no then existing and uncured Default; and,
(f)     Contractor has performed all other obligations under this Agreement that are expressly required for Substantial Completion for the Facility.
“Substantial Completion Certificate” means a certificate executed by Contractor and delivered to Owner in the form of Attachment I.
“Substantial Completion Checklist” means the checklists set forth in Attachment P, Schedule P-2.
“Sub-subcontract” means any agreement by a Subcontractor with a Sub-subcontractor or by a Sub-subcontractor with another Sub-subcontractor for the performance of any portion of the Work.

“Sub-subcontractor” means any Person, including an Equipment supplier or vendor, who has a direct or indirect contract or Sub-subcontract with a Subcontractor or another Sub-subcontractor to manufacture or supply Equipment which comprises a portion of the Work, to lease Construction Equipment to Subcontractor or another Sub-subcontractor in connection with the Work, to perform a portion of the Work or to otherwise furnish labor or Equipment in connection with the Work.
“Taxes” means any and all taxes, assessments, levies, duties, fees, charges and withholdings of any kind or nature whatsoever and howsoever described, including value-added, sales and use taxes (excluding applicable state and local sales and use tax), gross receipts, license, payroll, federal, state, local or foreign income, environmental, profits, premium, franchise, property, excise, capital stock, import, stamp, transfer, employment, occupation, generation, privilege, utility, regulatory, energy, consumption, lease, filing, recording and activity taxes, levies, duties, fees, charges, imposts and withholding, together with any and all penalties, interest and additions thereto.
“Warranty” or “Warranties” has the meaning set forth in Section 7.1A.
“Warranty Period” is defined as [***] after the date of the Final Completion Certificate.
“Weekly Progress Report” has the meaning set forth in Section 3.31A.
“Work” means all obligations, duties and responsibilities required of Contractor pursuant to this Agreement, including all Equipment, Construction Equipment, procurement, engineering, design, fabrication, manufacture, delivery transportation, storage, erection and installation of all Equipment; construction, workmanship, labor, pre-commissioning, commissioning, inspection, training, tests, start-up and any other services, work or things furnished or used or required to be furnished or used, by Contractor in the performance of this Agreement, including that set forth in Attachment A and Section 3.1A and any Corrective Work.
1.2    Meanings and Rules of Interpretation.
The meanings specified in this Article 1 are applicable to both the singular and plural. As used in this Agreement, the terms “herein,” “herewith,” “hereunder” and “hereof” are references to this Agreement taken as a whole, and the terms “include,” “includes” and “including” mean “including, without limitation,” or variant thereof. Unless expressly stated otherwise, references to a Person includes its permitted successors and permitted assigns, references in this Agreement to an Article or Section shall be a reference to an Article or Section contained in this Agreement (and not in the Attachments or Schedules to this Agreement) and reference in this Agreement to an Attachment or Schedule shall be a reference to an Attachment or Schedule attached to this Agreement. In the event of any conflict, discrepancy or inconsistency between the terms herein and those specified in any Attachment or Schedule hereto, or among any of the Attachments or Schedules, the relevant provisions shall be construed as complementary rather than conflicting wherever possible. Otherwise, the terms, clarifications, exclusions, exceptions, special terms, conditions, or qualifications in the Attachment or Schedule shall take precedence over this Agreement. In computation of periods of time from a specified Day to a later specified Day, “from” means from and including and “until” or “to” means to and including.
ARTICLE 2
RELATIONSHIP OF OWNER, CONTRACTOR AND SUBCONTRACTORS
2.1    Status of Contractor.
The relationship of Contractor to Owner shall be that of an independent contractor. Any provisions of this Agreement which may appear to give Owner the right to direct or control Contractor as to details of performing the Work, or to exercise any measure of control over the Work, shall be deemed to mean that Contractor shall follow the desires of Owner in the results of the Work only and not in the means by which the Work is to be accomplished, and Contractor shall have the complete right, obligation and authoritative control over the Work as to the manner, means or details as to how to perform the Work. Contractor has no authority to act or make any agreements or representation on behalf of Owner. No employee or agent engaged by Contractor shall be, or shall be deemed to be, an employee or agent of Owner. Nothing herein shall be interpreted to create a subordinate, master-servant or principal-agent relationship between Contractor, or any of its Subcontractors or Sub-subcontractors, and Owner.
2.2    Key Personnel.
Attachment O sets forth a list of key personnel (“Key Personnel” or “Key Persons”) from Contractor’s organization who shall be assigned to the Work. Owner shall have the right, but not the obligation, at any time to request that Contractor replace any Key Person with another employee acceptable to Owner. In such event, Contractor shall replace such Key Person without additional expense to Owner. Key Personnel shall not be removed or reassigned without Owner’s prior written approval.
2.3    Subcontractors and Sub-subcontractors.
A.    Owner acknowledges and agrees that Contractor intends to have portions of the Work performed by Subcontractors pursuant to written Subcontracts between Contractor and such Subcontractors, and that such Subcontractors may have certain portions of the Work performed by Sub-subcontractors. All Subcontractors and Sub-subcontractors shall be reputable, qualified firms with an established record of successful performance in their respective trades performing identical or substantially similar work, and all vendors that are Subcontractors shall be on the approved manufacturers list attached as Attachment R or approved in writing by Owner. All contracts with Subcontractors and Sub-subcontractors shall be consistent with the terms of this Agreement. NO SUBCONTRACTOR OR SUB-SUBCONTRACTOR IS INTENDED TO BE OR SHALL BE DEEMED A THIRD-PARTY BENEFICIARY OF THIS AGREEMENT. Contractor shall be fully responsible to Owner for the acts and omissions of Subcontractors and Sub-subcontractors and of Persons directly or indirectly employed by any of them, as Contractor is for the acts or omissions of Persons directly employed by Contractor. The work of any

Subcontractor or Sub-subcontractor shall be subject to inspection by Owner and its representative to the same extent as the Work of Contractor. All Subcontractors and Sub-subcontractors and their respective personnel are to be instructed by Contractor in the terms and requirements of the safety and environmental protection policies and procedures referenced elsewhere in this Agreement and shall be expected to comply with such policies and procedures. In the event that any personnel do not adhere to such policies and procedures, such personnel shall be removed by Contractor. In no event shall Contractor be entitled to any adjustment of the Compensation or Project Schedule as a result of compliance with such policies and procedures or any removal of personnel necessitated by non-compliance.
B.    Contractor hereby acknowledges that portions of the Work to be performed at the Site may only be subcontracted to the Subcontractors listed in Attachment G, as such Attachment may, with Owner’s prior written approval (such approval not to be unreasonably withheld or delayed), be amended, from time to time. Contractor agrees that no substitution of Subcontractors will be made, except as required pursuant to Section 3.2L, and no additional portions of the Work will be subcontracted, except with the prior written consent and approval of Owner (such approval not to be unreasonably withheld or delayed). All Subcontractors shall, where required by Applicable Law, be licensed to do work in the state where their portion of the Work is to be performed. Contracts with Subcontractors shall contain provisions that: (i) require each Subcontractor, to the extent of the Work to be performed by such entity, to be bound to Contractor by the terms of this Agreement; (ii) require all warranties thereunder to be assigned to Owner; (iii) provide for a right of assignment to Owner in the event Contractor defaults hereunder or this Agreement otherwise terminates; (iv) assume toward Contractor all of the obligations and responsibilities that Contractor has to Owner under this Agreement; and (v) preserve the rights and remedies of Owner under this Agreement with respect to the portion of the Work to be performed by a Subcontractor, so that the subcontracting thereof will not prejudice such rights and remedies.
2.4    Contractor Acknowledgements and Representations.
A.    The Agreement. Prior to the execution of this Agreement, Contractor has performed engineering, cost estimating and related services and developed and provided the information that forms the Scope of Work and Design Basis listed in Attachment A. Owner has relied upon Contractor’s expertise in developing and providing such information. Except with respect to Rely Upon Information, as defined below, Contractor hereby warrants and represents that such information and the attached Scope of Work and the Design Basis in Attachment A are accurate, adequate and complete to engineer, procure, construct, pre-commission, commission, start-up and test the Facility within the required times set forth in the Project Schedule, and in accordance with all requirements of this Agreement, including

Applicable Codes and Standards, Applicable Law, and the Warranties, and that with respect to any information (if any) not so developed or provided by Contractor, Contractor has examined all such information and has determined that it is accurate, adequate and complete. Notwithstanding the above, if any data, documents, or information relied upon by Contractor in the performance of the Work, which is provided by Owner or any third party (including Main Subcontractor) or any other party not under Contractor’s control and direction (“Rely Upon Information”) changes or contains any inconsistencies, inaccuracies, or errors, Contractor shall be entitled to a Change Order to the extent permitted under Section 9.2A and Section 9.7.
B.    Conditions of the Site. In addition to Section 2.4A, Contractor further agrees and acknowledges that it has had an opportunity to examine the Site and has acquainted itself with the EEQ Supplied Equipment and understands the climate, terrain and other difficulties that it may encounter in performing the Work for the Compensation and in accordance with the Project Schedule. Contractor warrants that it has the experience, resources, qualifications and capabilities at its disposal to perform the Work in accordance with the Project Schedule. Except for the results of an event of Force Majeure and only to the extent the following are not excluded from Force Majeure, any Owner Delay, discovery of pre-existing Hazardous Substances at the Site as described in Section 9.2A(3), and discovery of any unforeseen and unknown subsurface Site conditions, Contractor assumes all risks related to, and waives any right to claim an adjustment in the Compensation or the Project Schedule in respect of, any failure to timely perform the Work in accordance with the Project Schedule as a result of any conditions at the Site or at any other location where the Work is performed, including: (i) river levels and topography; (ii) subsurface soil conditions identified in the geotechnical and subsurface condition reports as to the Site, which reports are part of the Design Basis, and include all locations at which heavy Equipment is to be located; (iii) climatic conditions, tides, and seasons; (iv) availability of laborers, Subcontractors, Sub-subcontractors, equipment or any other items or supplies; (v) adequate availability, transportation and storage of the Equipment; and (vi) breakdown or other failure of equipment under the control of or provided by Contractor or its Subcontractors or Sub-subcontractors.
C.    Applicable Law and Applicable Codes and Standards. Contractor has investigated to its satisfaction Applicable Law and Applicable Codes and Standards and warrants that it can perform the Work within the Project Schedule and for the Compensation in accordance with Applicable Law and Applicable Codes and Standards. Contractor shall perform the Work in accordance with Applicable Law and Applicable Codes and Standards, whether or not such Applicable Law or Applicable Codes and Standards came into effect before the Effective Date or during the performance of the Work.

D.    Organization, qualification and legal representation. Contractor is a corporation duly organized and validly existing under the laws of Texas. It has all necessary power and authority to carry on its business as presently conducted, to own or hold its properties, and to enter into and perform its obligations under the Agreement. In addition, its legal representative has sufficient authority to execute the Agreement, and such authority has not been limited, modified nor revoked in any manner whatsoever as of this date, and has the full legal capacity to bind the Contractor under the terms of the Agreement.
E.    Authorization, approvals, no default. The execution, delivery and performance of the Agreement by Contractor (a) has been duly authorized by all requisite company action; (b) to the best of Contractor’s knowledge will not conflict with any provisions of Applicable Law; and (c) the design, specifications and characteristics of the Equipment, the Facility, and all other materials to be used for the Works and the construction of the Facility comply and shall comply at all times with Applicable Law.
F.    Enforceability. The Agreement constitutes the legal, valid and binding obligation of Contractor enforceable in accordance with its terms.
G.    Legal Proceedings. There is no action, suit or proceeding, at law or in equity, or official investigation by or before any Governmental Instrumentality, arbitral tribunal or any other body pending or, to the knowledge of Contractor threatened, against or affecting the Contractor or any of its properties, rights or assets, which could reasonably be expected to result in an impediment or a material adverse effect on Contractor’s ability to perform its obligations under the Agreement or on the validity or enforceability of the Agreement.
H.    Necessary Rights. Contractor owns or will obtain the legal right to use all patents, rights to patents, trademarks, copyrights and licenses necessary for the performance by Contractor of the Agreement and the transactions contemplated hereby, without any material conflict with the rights of others.
I.    Qualification. Contractor (including where applicable, through its relationships with Subcontractors and/or Sub-subcontractors) possesses the know-how and wherewithal (including financial capacity) to supply the Equipment for the Facility and to perform and comply with its obligations under the Agreement. Also, it has the ability to provide the required skills and capability to perform, and shall diligently perform and comply with its obligations under the Agreement (a) in a high-quality, timely and professional manner utilizing Good Engineering and Construction Practices and project management procedures; (b) in accordance with the Agreement requirements; and (c) in compliance with Applicable Law and Applicable Codes and Standards.

J.    Financial Condition. It is financially solvent, able to pay its debts as they mature, and possessed of sufficient working capital to complete its obligations under the Agreement and respond for Subcontractors’ and Sub-subcontractors’ actions and obligations.
ARTICLE 3
CONTRACTOR’S RESPONSIBILITIES
3.1    Scope of Work.
A.    Generally. Subject to Section 3.1B, the Work shall be performed on a fixed price, turnkey basis and shall include (i) all engineering, procurement, construction, pre-commissioning, commissioning, training, start-up and testing of the Facility (including the EEQ Supplied Equipment Commissioning), all Equipment, Construction Equipment (including materials, apparatus, structures, supplies, tools, machinery, equipment and scaffolding), spare parts, labor, workmanship, inspection, manufacture, fabrication, installation, design, delivery, transportation, storage, training of Owner’s operating personnel, (ii) the integration into the Work and other required activities under this Agreement as to the EEQ Supplied Equipment in compliance with Main Subcontractor’s requirements, standards and parameters, (iii) the coordination with the Main Subcontractor as to the Work under (ii) above and the EEQ Supplied Equipment Commissioning so as to not delay the Work, and (iv) all other items or tasks that are set forth in Attachment A, or otherwise required to achieve Mechanical Completion, Substantial Completion and Final Completion in accordance with the requirements of this Agreement. Contractor shall be required to integrate and use Owner’s operations personnel and/or subcontractors in Contractor’s pre-commissioning, commissioning, testing and start-up efforts and in the coordination and integration of the EEQ Supplied Equipment Commissioning. Contractor shall perform the Work in accordance with GECP, Applicable Law, Applicable Codes and Standards, and all other terms and provisions of this Agreement, with the explicit understanding that the Facility will operate as a Resource Entity facility in the Texas wholesale electricity market managed by ERCOT, meeting all requirements and specifications of this Agreement, including Applicable Codes and Standards, Applicable Law, and the Warranties. It is understood and agreed that the Work shall include any incidental work that can reasonably be inferred as required and necessary to complete the Facility in accordance with GECP, Applicable Law, Applicable Codes and Standards, and all other terms and provisions of this Agreement, excluding only (i) Scope of Work Exclusions and (ii) those items which Owner has specifically agreed to provide under the terms of this Agreement. Without limiting the generality of the foregoing, the Work is more specifically described in Attachment A.
B.    Exception to Scope of Work. Contractor shall not be responsible for providing (i) Owner Permits; (ii) legal description of the Site and a survey of the Site showing the boundaries of the Site and one survey control point pursuant to Section 4.5; and (iii) Scope of Work Exclusions.
3.2    Specific Obligations.
Without limiting the generality of Section 3.1 or the requirements of any other provision of this Agreement, Contractor shall:
A.    Procure, supply and transport all Equipment (other than Equipment that the Parties agree constitutes materials supplied by Owner pursuant to Section 3.29);
B.    handle, properly store, assemble, erect and install all Equipment;
C.    provide construction, construction management (including the furnishing of all field supplies, tools, Construction Equipment, and all Site supervision and craft labor), civil/structural, electrical, instrumentation, field design, inspection and quality control services required to ensure that the Work is performed in accordance herewith;
D.    negotiate all guarantees, warranties, delivery schedules and performance requirements with all Subcontractors so that all Subcontracts are consistent with this Agreement;
E.    perform shop and other inspections of the work of Subcontractors and Sub-subcontractors to ensure that such work meets all of the requirements of this Agreement;
F.    pay Subcontractors in a timely fashion in accordance with the respective Subcontracts and use reasonable efforts to ensure that all Sub-subcontractors are paid in a timely fashion;
G.    ensure that the Work is performed in accordance with this Agreement and the Project Schedule;
H.    obtain all Contractor Permits;
I.    provide prompt assistance, information and documentation required or requested by Owner to enable Owner to obtain or modify the Owner Permits;
J.    Not used
K.    prepare and furnish to Owner one (1) set of Record As-Built Drawings and Specifications as a condition precedent to Final Completion;
L.    replace any Subcontractor(s) who fails to perform its Subcontract obligations;

M.    cooperate with and respond in a reasonably prompt manner to inquiries from Owner;
N.    ensure that all Equipment is new, free of defects, free and clear of liens and in the fulfillment of Specifications;
O.    conduct weekly meetings with the Owner;
P.    keep the Site clean and free of Hazardous Substances, wastes, rubbish, collecting, storing and recycling them to be removed from the Site; and,
Q.    perform all design and engineering Work in accordance with this Agreement, including that specified in Section 3.3.
3.3    Design and Engineering Work.
A.    General. Contractor shall, as part of the Work, perform all design and engineering Work in accordance with this Agreement, GECP, and Applicable Law, and cause the Work to meet and achieve the requirements of this Agreement.
B.    Drawings and Specifications. The Drawings and Specifications shall be based on the requirements of this Agreement, including the Scope of Work, Design Basis, GECP, Applicable Codes and Standards, Applicable Law, and all applicable provisions of this Agreement.
C.    Design Licenses. Contractor shall perform all design and engineering Work in accordance with Applicable Law and Applicable Codes and Standards, and all Drawings, Specifications and design and engineering Work shall be signed and stamped by design professionals licensed in accordance with Applicable Law.
D.    CAD Drawings. Unless otherwise expressly provided under this Agreement, all Drawings, Specifications, and Record As-Built Drawings and Specifications prepared by Contractor or its Subcontractors or Sub-subcontractors under this Agreement shall be prepared using computer aided design (“CAD”). All CAD drawing files shall be in fully operable and editable AutoCAD.dwg (2002 or later) format. Contractor shall use best efforts to also provide Drawings, including Record As-Built Drawings and Specifications, in other formats requested by Owner.
E.    As-Built Drawings and Specifications. During construction, Contractor shall keep a redlined, marked, up-to-date set of Progress As-Built Drawings and Specifications on the Site as required under Attachment A. As a condition precedent to Final Completion, Contractor shall deliver to Owner a copy of the Record As-Built Drawings and Specifications in accordance with Attachment A, which shall include delivery of final as-built drawing files in fully operable and editable AutoCAD.dwg (2002 or later) format for all Record As-Built Drawings and Specifications.
F.    Other Information. Contractor shall deliver copies of all other documents required to be delivered pursuant to Attachment A within and in accordance with the requirements and timing set forth in Attachment A.
3.4    Environmental Regulations and Environmental Compliance.
Without limitation of Section 3.1, Contractor is fully responsible for ensuring that the Work is performed in an environmentally sound manner and in compliance with all provisions of this Agreement regarding the environment and Applicable Law and in compliance with Owner’s policies and procedures. Contractor shall, at its sole cost and expense, dispose of all non-hazardous wastes and Hazardous Substances generated or brought on the Site by Contractor, its Subcontractors or Sub-subcontractors during performance of the Work at off-Site disposal facilities approved by Owner and permitted to receive such wastes and Hazardous Substances. Contractor shall report to Owner, as soon as reasonably possible after having knowledge thereof and in no event later than one (1) Day after such occurrence, any violation of the foregoing. Contractor shall, at its sole cost and expense, remediate the release of any substance or other event in violation of this Section 3.4 and shall repair any damage caused thereby. Contractor’s obligations under this Section 3.4 shall not be subject to any limitation of liability contained in this Agreement and shall survive termination of this Agreement.
3.5    Contractor’s Tools and Equipment.
Contractor shall furnish all Construction Equipment, tools, machinery, structures, scaffolding and other equipment necessary and appropriate for the timely and safe completion of the Work in strict compliance with this Agreement. Construction Equipment shall be in satisfactory operating condition, shall comply with Applicable Law and shall be suitable for safe and efficient operations of the Work. The Construction Equipment shall be subject to inspection and acceptance by Owner at all times. Any Construction Equipment which does not meet the foregoing standards shall be removed and replaced with acceptable Construction Equipment without cost to Owner or delays in the Project Schedule. Notwithstanding anything to the contrary contained in this Agreement, Contractor shall be responsible for damage to or destruction or loss of, from any cause whatsoever, all Construction Equipment owned, rented or leased by Contractor or its Subcontractors or Sub-subcontractors for use in performing the Work. Contractor shall require all insurance policies (including policies of Contractor and all Subcontractors and Sub-subcontractors) in any way relating to such Construction Equipment to include clauses stating that each underwriter will waive all rights of recovery, under subrogation or otherwise, against the Owner Indemnified Parties.
3.6    Employment of Personnel.
A.    Contractor shall not employ, or permit any Subcontractor or Sub-subcontractor to employ, in connection with its performance under this Agreement anyone not skilled or qualified or otherwise unfit to perform the work assigned to such Person. Contractor agrees to promptly remove (or to require any Subcontractor or Sub-subcontractor to remove) from its services in connection with the Work any Person who does not meet the foregoing requirements. In addition, Contractor agrees that immediately after receipt of written notice from Owner, it shall remove from the Work any employee or agent of Contractor or of Contractor’s Subcontractors or Sub-subcontractors who, in Owner’s reasonable opinion, is unsafe, incompetent, careless, unqualified to perform the Work assigned to such Person, creates an unsafe or hostile work environment, disregards the terms and conditions of this Agreement, or is interrupting, interfering with or impeding the timely and proper completion of the Work. NOTWITHSTANDING THE FOREGOING, OWNER SHALL HAVE NO LIABILITY AND CONTRACTOR AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE OWNER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, WHICH MAY DIRECTLY OR INDIRECTLY ARISE OR RESULT FROM CONTRACTOR OR ANY SUBCONTRACTOR OR SUB-SUBCONTRACTOR TERMINATING THE EMPLOYMENT OF OR REMOVING FROM THE WORK ANY SUCH EMPLOYEE WHO FAILS TO MEET THE FOREGOING REQUIREMENTS FOLLOWING A REQUEST BY OWNER TO CONTRACTOR TO HAVE SUCH EMPLOYEE REMOVED FROM THE WORK. Contractor shall replace any such employee at its sole cost and expense.
B.    Contractor is responsible for maintaining labor relations in such manner that there is harmony among the employees of Contractor and its Subcontractors and Sub-subcontractors. Contractor and its Subcontractors and Sub-subcontractors shall conduct their labor relations in accordance with the recognized prevailing local area practices. Contractor shall at all times use its judgment as an experienced contractor to adopt and implement policies and practices designed to avoid work stoppages, slowdowns, disputes and strikes. Contractor shall inform Owner promptly of any labor dispute, anticipated labor dispute, request or demand by a labor organization, its representatives or members which may reasonably be expected to affect the Work. Contractor further agrees to inform Owner, before any commitments are made, during the negotiations of any agreements or understandings with local or national labor organizations.
C.    Contractor and its Subcontractors and Sub-subcontractors and the personnel of any of them shall not bring onto the Site: (i) any firearm of whatsoever nature, knife with a blade exceeding four (4) inches (100 millimeters) in length or any other object which in the sole judgment of Owner is determined to be a potential weapon; (ii) alcoholic beverages of any nature; (iii) any substance that creates a hazard and not related to the Work; (iv) any animal; (v) illegal drugs of any nature; (vi) any drugs (whether prescription or non-prescription) which impair physical or mental faculties; or (vii) any prescription drugs without a valid prescription. In connection with the enforcement of this Section 3.6C, all employees and agents of Contractor and its Subcontractors and Sub-subcontractors shall (a) successfully complete a drug screening test prior to performing Work at the Site and periodically thereafter, and upon Owner’s request, Contractor shall provide Owner with copies of such drug screening tests and (b) agree as a pre-condition of entry to the Site that while on the Site such person shall be subject to random searches of clothing, bags, tool kits and vehicles. Contractor agrees to obtain such written consent and post notices of the foregoing restrictions at the Site entrance. Contractor and its Subcontractors and Sub-subcontractors shall abide by and enforce the requirements of this Section 3.6C, and shall immediately remove from the Work and the Site any employee or agent of Contractor, Subcontractor or Sub-subcontractor who, in Owner’s sole judgment, has violated the requirements of this Section 3.6C. The provisions of Section 3.6A with regard to liability of any of the Owner Indemnified Parties and Contractor’s release, indemnification, defense and hold harmless obligations shall apply to the removal of any such Person under this Section 3.6C.
D.    Contractor shall assume all responsibility for all labor and social security obligations imposed under Applicable Law in respect of all personnel assigned to or contracted by Contractor for the performance of the Work. Contractor will be solely and exclusively responsible for any work accident or disease regarding its personnel, and for payment of any fees, contributions or taxes due as a result of such labor relationship and employees of Contractor.
E.    Contractor agrees to indemnify and hold harmless the Owner in respect of any claims of any nature filed by any worker or employee of Contractor, or any of their Subcontractors, Sub-subcontractors or vendors. Contractor further agrees to indemnify and hold harmless the Owner in respect of any claims filed by any other Person, due to the failure of Contractor to comply with its labor and social security obligations, including but not limited to the payment of salaries, benefits, social security dues, federal, state or local taxes, union fees, if applicable, and other costs or charges associated with its labor relationships, as well as any severance payments to their respective employees in case of termination of employment without cause.
3.7    Clean-up.
Contractor shall, to Owner’s satisfaction, at all times keep the Site free from all waste materials or rubbish caused by the activities of Contractor or any of its Subcontractors or Sub-subcontractors. Without limitation of the foregoing or limiting Contractor’s obligations, Contractor shall clean up all such waste materials or rubbish at Owner’s request with reasonable notice. As soon as practicable after the completion of all Punchlist items, Contractor shall remove, at its own cost, all of its equipment, materials and other items not constituting part of the Facility and remove all waste material and rubbish from the Site and restore the Site in accordance with all Permits and this Agreement. In the event of Contractor’s failure to comply with any of the foregoing, Owner may accomplish the same; provided, however, that Contractor shall be liable for and pay to Owner (directly, by offset, or by withholding, at Owner’s sole option) all costs associated with such removal and/or restoration, including costs associated with permitting, transportation and disposal at an authorized location.

3.8    Safety and Security.
Contractor recognizes and agrees that safety and physical security are of paramount importance in the performance of the Work and that Contractor is responsible for performing the Work in a safe and physically secure manner. Contractor agrees to implement the Pre-Approved Safety Program while conducting the Work at the Site. Contractor further agrees to perform the Work in accordance with the safety and health rules and standards of Applicable Law and the Pre-Approved Safety Program, and Contractor shall assume all costs associated with compliance therewith. Owner’s review and approval of the Pre-Approved Safety Program shall not in any way relieve Contractor of its responsibility regarding safety, and Owner, in reviewing and approving the Pre-Approved Safety Program, assumes no liability for such safety program. Contractor shall appoint one or more (as appropriate) safety representative(s) acceptable to Owner who shall be resident at the Site, have responsibility to immediately correct unsafe conditions or unsafe acts associated with the Work and the Facility, act on behalf of Contractor on safety and health matters, and participate in periodic safety meetings with Owner at least once per week after Work has commenced at the Site. Contractor further agrees to provide or cause to be provided necessary training and safety equipment to its employees, Subcontractors and Sub-subcontractors to ensure their compliance with the foregoing safety and health rules and standards and enforce the use of such training and equipment. Contractor shall maintain all accident, injury and any other records required by Applicable Law or by Owner and shall furnish Owner a weekly summary of injuries and labor hours lost due to injuries (in addition to the incident report required under Section 3.31A). Should Owner at any time observe Contractor, or any of its Subcontractors or Sub-subcontractors, performing the Work in an unsafe manner, or in a manner that may, if continued, become unsafe, then Owner shall have the right (but not the obligation) to require Contractor to stop the Work until such time as the manner of performing the Work has been rendered safe to the satisfaction of the Parties; provided, however, that at no time shall Contractor be entitled to an adjustment of the Compensation or Project Schedule based on such work stoppage. Contractor shall be responsible for the security, fencing, guarding, lighting, and supervision of the Facility and Site until all of the requirements of Substantial Completion of the Facility have been satisfied, but Owner shall have the right by written notice to Contractor to take over control of access to the Site, which shall not alter Contractor’s obligations under this Agreement. Nothing in this Section 3.8 shall affect Contractor’s status as an independent contractor.
3.9    Emergencies.
In the event of any emergency endangering life or property in any way relating to the Work, the Facility or the Site, whether on the Site or otherwise, Contractor shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, damage, or loss and shall, as soon as possible, report any such incidents, including Contractor’s response thereto, to Owner. If Contractor has not taken reasonable precautions for the safety of the public or the protection of the Work, and such failure creates an emergency requiring immediate action, then Owner, with or without notice to Contractor may, but shall be under no obligation to, take reasonable action as required to address such emergency. The taking of any such action by Owner, or Owner’s failure to take any action, shall not limit Contractor’s liability. Contractor shall reimburse Owner for the performance of any work or furnishing of any equipment or other items in connection with any emergency in an amount equal to the reasonable costs incurred by Owner in such performance of work or furnishing of equipment or other items.

3.10    Approvals, Certificates, Permits and Licenses.
Contractor shall obtain all Contractor Permits, including the Permits listed in Attachment F. Contractor shall provide Owner with copies of such Permits as soon as they are obtained. Contractor shall provide information, assistance and documentation to Owner as reasonably requested in connection with the Owner Permits.
3.11    Books, Records and Audits.
A.    Contractor shall keep full and detailed books, construction logs, records, daily reports, accounts, schedules, payroll records, receipts, statements, electronic files, correspondence and other pertinent documents as may be necessary for proper management under this Agreement, as required under Applicable Law or this Agreement, and in any way relating to this Agreement (“Books and Records”). Contractor shall maintain all such Books and Records in accordance with generally accepted accounting principles applicable in the United States and shall retain all such Books and Records for a minimum period of three (3) years after Final Completion, or such greater period of time as may be required under Applicable Law.
B.    Upon reasonable notice, Owner and any of its representatives shall have the right to audit or to have audited Contractor’s Books and Records (including all amounts billed under unilateral Change Orders executed in accordance with this Agreement); provided, however, that such parties shall not have the right to audit or have audited Contractor’s Books and Records in connection with the internal composition of any compensation that is fixed in amount hereunder, except to the extent that any such compensation has any bearing with respect to (i) any claims brought by Contractor for extra compensation or schedule relief and such claims depend in whole or in part on the internal composition of any such fixed amounts, (ii) any proceeding (including any civil, criminal or administrative proceeding or investigation) before any Governmental Instrumentality in which Owner is involved, (iii) any litigation brought by third parties against Owner and such internal composition of any fixed amounts is necessary to defend against such litigation; or (iv) regulatory compliance, standards or demands. Subject to the foregoing limitations:
(1)    When requested by Owner, Contractor shall provide the auditors with reasonable access to all such Books and Records, and Contractor’s personnel shall cooperate with the auditors to effectuate the audit or audits hereunder subject to the limitations herein. The auditors shall have the right to copy all such Books and Records.
(2)    Contractor shall bear at its own cost and expense all costs incurred by it in assisting Owner with audits performed pursuant to this Section 3.11. The restrictions in this Section 3.11B to the audit rights of Owner shall not control over any rights such parties have under Applicable Law, in discovery in any arbitration or litigation arising out of this Agreement.

3.12    Tax Accounting.
Within a reasonable period of time following a request therefor, Contractor shall provide Owner with any information regarding quantities, descriptions and replacement value of any Equipment installed on or ordered for the Facility and any other information, including Books and Records, as Owner may deem reasonably necessary in connection with the preparation of its tax returns or other tax documentation.
3.13    Temporary Utilities, Roads, Facilities and Storage.
Contractor shall provide and pay for all temporary utilities (i.e., electricity, water, communication, telephone, and waste), including all connections and substations, necessary for the performance of the Work, including installation, Permit and usage costs. Owner shall maintain the access road as may be necessary for the proper performance of this Agreement. Roads constructed on the Site by Contractor, if any, shall be subject to Owner’s prior written approval.
3.14    Hazardous Substances.
With the exception of diesel and other standard fuels, lube oils and industrial construction materials, Contractor shall not, nor shall it permit or allow any Subcontractor or Sub-subcontractor to, bring any Hazardous Substances on the Site nor generate any Hazardous Substances on the Site and shall bear all responsibility and liability for such materials; provided, however, that Contractor may bring onto the Site such Hazardous Substances as are necessary to perform the Work so long as the same is done in compliance with Applicable Law, Applicable Codes and Standards, and Owner’s company requirements, and Contractor shall remain responsible and strictly liable for all such Hazardous Substances. If Contractor or any Subcontractor or Sub-subcontractor encounter pre-existing Hazardous Substances at the Site, and Contractor or any Subcontractor or Sub-subcontractor knows or suspects that such material is Hazardous Substance, Contractor and its Subcontractors and Sub-subcontractors shall immediately stop Work in the affected area and notify Owner immediately thereafter, and to the extent that any such suspension adversely affects Contractor’s cost or time for performance of the Work, Contractor shall be entitled to an appropriate Change Order pursuant to Section 9.2A(4). If under such circumstances, Contractor or any of its Subcontractors or Sub-subcontractors fail to stop Work and immediately notify Owner, Contractor shall be responsible and liable to Owner for any and all damages, costs, losses, and expenses to the extent such failure increases the damages, costs, losses and expenses with respect to such pre-existing Hazardous Substances at the Site. To the extent reasonably practicable, Contractor shall continue working in non-affected areas.
3.15    Quality Assurance.
No later than ten (10) Days after the Effective Date, Contractor shall submit to Owner for its review and written approval, a Facility-specific quality control and quality assurance plan and an inspection plan, including witness points, but excluding tests and inspections related to commissioning. No later than thirty (30) Days after the Effective Date, Contractor shall submit to Owner for its written approval, detailed inspection procedures. If Contractor is ISO certified, such plans shall be in accordance with ISO 9001:2000. Contractor’s quality control and quality assurance plan shall provide for a quality control and quality assurance individual to be periodically present at the Site to supervise the implementation of the quality control and quality assurance plan, the inspection plan, and the inspection procedures. Owner’s review and approval of Contractor’s quality control and quality assurance plan, inspection plan and inspection procedures shall in no way relieve Contractor of its responsibility for performing the Work in compliance with this Agreement. As part of the quality control and quality assurance plan, inspection plan and inspection procedures, Contractor shall keep a daily log of inspections performed, and Contractor shall make available at the Site for Owner’s review a copy of all such inspections.
3.16    Commercial Activities.
Neither Contractor nor its employees shall establish any commercial activity or issue concessions or permits of any kind to third parties for establishing commercial activities on the Site or any other lands owned or controlled by Owner; provided, however, lunch wagons and vending machines may be permitted upon prior written approval by Owner.
3.17    Title to Materials Found.
As between Owner and Contractor, the title to water, soil, rock, gravel, sand, minerals, timber, and any other materials developed or obtained in the excavation or other operations of Contractor, any Subcontractor or Sub-subcontractor and the right to use said materials or dispose of same is hereby expressly reserved by Owner. Contractor may, at the sole discretion of Owner, be permitted, without charge, to use in the Work any such materials that comply with the requirements of this Agreement.
3.18    Used or Salvaged Materials.
If, after Substantial Completion and prior to Final Completion, Contractor has any Equipment that it purchased for the Facility but did not incorporate into the Facility, and if Contractor does not desire to keep such Equipment for its own use, Owner has the option of either taking such Equipment at no cost to Owner or requiring that Contractor haul such Equipment off the Site at Contractor’s cost and expense; provided that if such Equipment was purchased pursuant to a unilateral Change Order in accordance with Section 9.1C or 9.2D, Owner shall have the right, at its option, to keep such Equipment for no additional cost or require that Contractor haul such Equipment off the Site at Contractor’s cost and expense.
3.19    Layout.
Contractor shall be responsible for its layout, and shall protect and preserve all installed engineering data, benchmarks, and other layout points. Contractor shall take all necessary precautions to ensure that such data are not damaged, destroyed, altered, or changed. Re-engineering or reinstallation, if required, shall be performed at Contractor’s sole cost and expense.
3.20    Substitutions.
Contractor shall not make any substitutions for materials, Equipment, or manufacturers in the Drawings or Specifications without Owner’s prior written approval. All requests for substitutions shall be submitted in writing to Owner. Such requests shall include supporting data and samples, if required to permit a fair evaluation of the quality, serviceability, warranty, and other pertinent aspects of the proposed substitute. Requests for substitutions shall also state the effect of the substitute on the cost and the Project Schedule. Substitutions will be considered only if Owner receives the advantage of lesser cost with no decrease in quality, an earlier Guaranteed Substantial Completion Date, or both. Owner may accept or reject a proposed substitution in its sole discretion. If a substitution is approved by Owner in writing, Contractor shall assume all risks and costs for adjustment of all Work affected by the substitution and any delays occasioned by its use and shall in no event be relieved of any of its obligations under this Agreement.
3.21    Site Access and Parking.
Contractor, Subcontractor and Sub-subcontractor personnel, representatives and agents shall park vehicles only in the appropriate areas designated by Owner in writing. Only Contractor, Subcontractor and Sub-subcontractor vehicles which are covered under Contractor’s business automobile liability insurance set forth in Attachment Q are permitted on Site in the performance of the Work and shall be restricted to areas of the Site where Work is being performed.
3.22    Weather Preparation.
Contractor, at its sole cost, shall properly tie-down all Work, Equipment and Construction Equipment on Site and otherwise reasonably prepare and protect the Work and the Site from any forecasted weather event, including a Force Majeure event.
3.23    Taxes.
The Compensation includes all Taxes in connection with the Work, including: (i) Taxes on Equipment (including EEQ Supplied Equipment) and all other Work; and (ii) applicable Texas state and local sales and use taxes on all Work and Equipment (including EEQ Supplied Equipment). Notwithstanding anything herein to the contrary, Owner shall reimburse Contractor in full, in the event Contractor is assessed or required to pay Taxes on any EEQ Supplied Equipment Contractor shall be responsible for the payment of all such Taxes and such applicable Texas state and local sales and use taxes. Except as disclosed in Schedule A-1, Schedule A-2 or Schedule D-4, Contractor’s rates do not include any amount for taxes, tariffs or duties that are threatened or were announced, postponed or not actually imposed or prior to the date of this Agreement, nor is there any contingency built into Contractor’s Compensation, costs or pricing for the imposition of taxes, tariffs or duties. In the event of subsequent changes where taxes, tariffs or duties that were not already part of Schedule A-1, Schedule A-2 or Schedule D-4, costs or pricing result in any taxes, tariffs or duties being imposed (each a “Change in U.S. Import Laws”) on all or any portion of the Work, Contractor shall be entitled to a Change Order in accordance with Section 9.2A for relief and reimbursement from Owner for the financial impact that such Change in U.S. Import Laws have (or are reasonably expected to have) on Contractor. In the event a Change in U.S. Import Laws affects Main Subcontractor, relief and reimbursement from Owner shall be paid within ten (10) Days following receipt of Contractor’s applicable Change Order. Contractor shall provide Owner with written support, substantiation and backup documentation for any such Change Order.

3.24    Survey Control Points and Layout.
Contractor shall establish all survey control points and layout the entire Work in accordance with the requirements of this Agreement, which shall be based on the survey control points established by Owner pursuant to Section 4.5. Contractor acknowledges that it has confirmed the proper placement of such Owner-provided survey control points. If Contractor or any of its Subcontractors, Sub-subcontractors or any of the representatives or employees of any of them move or destroy or render inaccurate the survey control points provided by Owner, such control points shall be replaced by Contractor at Contractor’s own expense and Contractor shall be liable to Owner for all other damages, costs, losses and expenses arising out of such relocation or destruction.
3.25    Cooperation with Others.
Contractor shall coordinate as part of the Work the field work of the suppliers of Owner whose field work has been scheduled as part of the overall activities at the Site during the Work. In addition, Contractor acknowledges that Owner reserves the right to have other contractors and other subcontractors or other Persons working at the Site during the performance of this Agreement and the Work or use of certain facilities may be interfered with as a result of such concurrent activities and may by written notice require Contractor to schedule the order of performance of the Work in such a manner as will minimize interference with work of any of the parties involved; provided that, to the extent that any such written Owner requirement in this sentence adversely impacts Contractor’s ability to perform the Work in accordance with the Project Schedule, Contractor shall be entitled to an extension of the Project Schedule in accordance with Section 9.7.
3.26    Title to Work, Risk of Loss and Responsibility for Property.
A.    Title to Work. Title to all or any portion of the Work shall pass to Owner upon the earlier of (i) payment by Owner therefor, or (ii) identification of any portion of the Work for incorporation into the Facility, (iii) incorporation of such Work into the Facility. Notwithstanding the foregoing, title to the EEQ Supplied Equipment shall pass to Owner upon the later of (iv) delivery of the EEQ Supplied Equipment to the Facility, or (v) payment of the corresponding milestone payment for the delivered EEQ Supplied Equipment identified in Schedule A-2. Transfer of title to Work shall be without prejudice to Owner’s right to reject Defective Work, or any other right in the Agreement. Contractor warrants and guarantees that legal title to and ownership of the Work (including all Equipment and any other items furnished by Contractor or any of the Subcontractors or Sub-subcontractors that become part of the Work or that are to be used for the operation, maintenance or repair thereof) and the Facility shall be free and clear of any and all liens, claims, security interests or other encumbrances when title thereto passes to Owner.
B.    Risk of Loss. Notwithstanding passage of title as provided in Section 3.26A, care, custody and control of the Work and the Facility shall rest with Contractor and Contractor shall bear the risk of loss and damage with respect to the Work until Owner’s policy of property insurance takes over coverage on the COD of the Facility after Substantial Completion of the Facility or upon Contractor’s achievement of Final Completion, whichever occurs sooner; provided, however, in the event of Owner’s partial occupancy as described in Section 6.6, Owner shall bear the risk of loss and damage with respect to the portion of the Work used by Owner during such period of use.
C.    Responsibility for Property. Contractor shall plan and conduct its operations so that neither Contractor nor any of its Subcontractors or Sub-subcontractors shall (i) enter upon lands (other than the Site) or waterbodies in their natural state unless authorized by Owner in writing; (ii) close or obstruct any utility installation, highway, waterway, harbor, road or other property unless and until Permits and Owner’s permission therefore have been obtained; (iii) disrupt or otherwise interfere with the operation of any portion of any pipeline, telephone, conduit or electric transmission line, ditch, navigational aid, dock or structure unless otherwise specifically authorized by Owner in writing; (iv) damage any property listed in (ii) or (iii) above; and (v) damage or destroy maintained, cultivated or planted areas or vegetation such as trees, plants, shrubs, shore protection, paving, or grass on or adjacent to the premises which, as determined by Owner, do not interfere with the performance of this Agreement. The foregoing includes damage arising from performance of the Work through operation of equipment or stockpiling of materials. Contractor shall be fully responsible for all damages, losses, costs and expenses arising out of damage to the Site and shall promptly restore at its own cost and expense the Site to the condition it was in before such damage. Contractor and its Subcontractors and Sub-subcontractors shall coordinate and conduct the performance of the Work so as to not interfere with or disrupt the use and peaceful enjoyment of any adjacent property to the Site.
3.27    Explosives.
Explosives shall be transported to the Site only when required to perform the Work under this Agreement and with prior notice to and written approval of Owner. Contractor shall be responsible for properly purchasing, transporting, storing, safeguarding, handling and using explosives required to perform the Work under this Agreement. Contractor shall employ competent and qualified personnel for the use of explosives and shall assume full responsibility for all costs, losses, damages and expenses caused by the use of explosives. Residual surplus explosives shall be promptly removed from the Site and properly disposed of by Contractor. Contractor shall strictly comply with Applicable Law and Applicable Codes and Standards in the handling of explosives pursuant to this Agreement (including the U.S. Patriot Act of 2001 and any and all rules and regulations promulgated by the U.S. Department of Homeland Security and the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives), shall perform all obligations and obtain all Permits with respect to explosives, and shall develop and file and provide copies to Owner of all documentation regarding same.

3.28    Nondiscrimination.
Contractor agrees that it shall conduct its activities without discrimination on account of race, creed, color, sex, national origin, religion, age or disability and shall comply with Applicable Law relating thereto, including Executive Order 11246, as amended. Upon the request of Owner, Contractor shall provide Owner with copies of all plans or programs that Contractor uses to satisfy the requirements of this Section 3.28.
3.29    Owner Supplied Materials and Services.
A.    Any materials and services related to the Work to be performed hereunder to be furnished by Owner to Contractor shall be agreed by the Parties in writing. Any and all materials, equipment or services furnished by Owner to Contractor shall be visually inspected by Contractor for all obvious defects and any such deficiencies will be immediately reported in writing to Owner within 10 days of discovery of any deficiencies. Owner will be given reasonable time to correct, or cause to be corrected, any such deficiencies prior to use by Contractor of the materials or services. Should Contractor fail to make such examination, or fail to report a defect in such item or items, Contractor shall be deemed to have assumed the risk and liability for any damages of any type or kind, mishap, incident, or cause of action which may occur by reason of failure or defects in such equipment, machinery, tools or items. Contractor shall not misuse or allow to be misused any materials, equipment or services furnished by Owner.
B.    Upon delivery to Contractor of any materials and/or equipment supplied by Owner, such materials shall be deemed to be under the exclusive care and custody of Contractor and, as such, Contractor shall be solely responsible for the proper laydown, storage, tracking, inventory and safekeeping of said material and equipment. Any damage to said materials and/or equipment supplied by Owner (whether concealed or not), caused by Contractor or Contractor’s negligence (including Subcontractor and Sub-subcontractor or Subcontractor’s and Sub-subcontractor’s negligence), and resulting in such material being unavailable for installation when required for the orderly prosecution of the Work hereunder, shall be corrected by Contractor at its sole expense, to include purchase and payment for replacement materials of exact kind and quality.
C.    Unless otherwise directed hereunder, Contractor shall be solely responsible for providing safe, secure and adequate areas to accommodate lay down and storage of any materials and/or equipment supplied by Owner until needed for installation into the Work. Contractor shall promptly move all materials from the delivery points to the Site or from the delivery points to the storage locations and thereafter to the Site, as the case may be. Contractor shall be responsible for cost and management of transportation of material from such storage locations to the Site.

3.30    Compliance with Real Property Interests.
Contractor shall, in the performance of the Work, comply, and cause all Subcontractors and Sub-subcontractors to comply, with any easement, lease, right-of-way or other property interests that affect or govern the Site or access to the Site (to the extent that Contractor has been notified of the existence of any such easement, lease, right-of-way or other property interests) or any other real property used for the purposes of completing the Work.
3.31    Reports and Meetings.
A.    Reports. Contractor shall provide Owner with one (1) hardcopy of progress reports and such other information as reasonably requested by Owner, including (i) safety incident reports as soon as reasonably possible but in no event later than twenty-four (24) hours after the occurrence of any such incident, including “near miss” incidents wherein no individual was injured or property was damaged; and (ii) weekly progress reports (“Weekly Progress Reports”), in a form acceptable to Owner reflecting the actual progress of the Work against the Project Schedule, including information on the status of materials and Equipment which may be in the course of preparation or manufacture. Each Weekly Progress Report shall cover activities up through the end of the previous week.
B.    Meetings. As requested by Owner, Contractor shall meet with Owner, and secure the attendance of those personnel whose attendance may be requested by Owner. At a minimum, weekly meetings shall be held to review the Weekly Progress Report for that week.
3.32    Cooperation with Owner’s Financing.
Contractor acknowledges that Owner contemplates obtaining financing from any lender or lenders (including export credit agencies, governmental loans, multilateral institutions, equity providers) for the development of the Facility. In order to facilitate such financing, Contractor agrees as follows:
A.    Contractor shall, notwithstanding the existence of any claim, Dispute or litigation between the Parties, cooperate with Owner’s requests in connection with Owner’s efforts to obtain financing for the Facility, including by executing or consenting to, without undue delay, (a) an agreement, as reasonably requested by the Owner’s lenders which relates to any security interest of the such lenders in the Facility or the Agreement (including certificates and consents as are typical for such financings on terms that are reasonably acceptable to Contractor) and to said lenders’ administration of the financing of the Facility, and (b) such other documents, including any amendments or modifications to the Agreement (other than changes in the Work), to the extent reasonably required by the such lenders in connection with such financing or the security interests of said lenders in the Facility or the Agreement. Contractor’s obligations under any such agreement between Contractor and such lenders shall be considered material obligations of the Agreement enforceable by Owner against Contractor as if fully set forth herein. Contractor hereby agrees that any and all liens that the Contractor or any of its Subcontractors or Sub-subcontractors may now have or hereafter acquire in connection with the Work shall be and hereby are expressly subordinated in all respects to the rights, security interests, and liens of the lenders providing the financing to Owner.
B.    Contractor shall, without undue delay, respond to reasonable requests and requirements of any Owner’s lenders for documentation and information related to (a) the qualifications, experience, past performance and financial condition of Contractor, (b) any loan distribution under any financing of all or any part of the Facility, and (c) other matters pertaining to Contractor’s participation hereunder and in the Work.
Notwithstanding anything above in this Section 3.32, Contractor is not required to waive or release any rights that protects its interests, or to subordinate or to enter into an agreement that is not commercially reasonable.
3.33    Anticorruption; AML; Cybersecurity; Data Protection.
A.    Contractor shall not, and shall ensure that its, Key Personnel, Subcontractors and Sub-subcontractors do not, directly or indirectly, offer, promise, authorize, solicit, pay or give anything of value (including money) to: (a) influence any acts, decisions or omissions made by a Governmental Instrumentality to obtain or retain business or secure an improper business advantage; (b) induce any Person to act improperly in violation of its duty; (c) induce any Governmental Instrumentality, or any other Person, to use its influence with a government, instrumentality or private entity to commit an improper act or to obtain or retain business.
B.    Contractor shall at all times comply with Owner’s policies and procedures, and in any event designed to ensure compliance by Owner and its contractors (including Contractor) with, Anticorruption Laws, applicable AML Laws and applicable Sanctions.
C.    Contractor shall at all times comply with (a) all applicable cybersecurity requirements in relation to Owner’s operational technology systems and information technology systems, including requirements of PUCT and ERCOT, and (b) the NERC CIP Standards. Contractor represents that, as required by the nature and timing of the Work, it is or will be participating in and is or will be in good standing with the PUCT’s Cybersecurity Monitoring Program, as, if and when required by Applicable Law.
D.    Contractor’s represents that its practices with regards to the collection, use, disclosure, other processing, and security of Personal Information and

Contractor confidential and proprietary information are and have at all times been in accordance with (a) all requirements under Applicable Law imposed by any competent Governmental Instrumentality concerning or related to (i) the collection, use, storage, disclosure, or other processing of Personal Information; data subject rights with respect thereto; the security of Personal Information; or the geographic location where Personal Information is stored or otherwise processed; (ii) the collection or use of Personal Information for marketing and advertising purposes; and/or (iii) notification to data subjects or any Governmental Instrumentality in connection with a Security Breach involving Personal Information (the foregoing (i)-(iii), “Privacy and Security Laws”), (b) applicable contractual commitments of Contractor, and (c) any published privacy policies or other relevant written notices or representations of Contractor. Contractor represents it maintains internal, written privacy and data security policies applicable to the Project (the “Data Policies”), which are enforced and address the implementation and maintenance of appropriate and risk-based administrative, physical, and technical controls to protect Personal Information and Contractor confidential and proprietary information (in paper or electronic form) in a manner that is consistent with industry best practices for the protection of valuable confidential or proprietary information, as applicable, and that meet or exceed the requirements of Privacy and Security Laws and contractual commitments of Contractor. Contractor and its personnel comply and have complied in all material respects with the Data Policies. There are no pending complaints, threats, lawsuits, or investigations by any Governmental Instrumentality relating to any of the foregoing.
E.    In the event of a breach of any of the Anticorruption Laws, AML Laws and/or applicable Sanctions by Contractor, to the extent permitted by Applicable Law, any claims for payment by Contractor with regard to any transaction for which such a breach has been determined to have occurred, including claims for services previously rendered, will be void and all payments previously paid related to such transaction will be refunded by Contractor to Owner.
ARTICLE 4
OWNER’S RESPONSIBILITIES
4.1    Payment.
Owner shall timely pay the Compensation, along with any applicable interest applied to undisputed payments of Compensation that are late, in accordance with the provisions of Article 5.

4.2    Access to the Site.
Owner shall provide Contractor with reasonable access to the Site on which the Facility is to be physically situated. Subject to Sections 3.21 and 3.25, such access on the Site shall be sufficient to permit Contractor to progress with the Work without substantial interruption or interference.
4.3    NOT USED
4.4    Permits.
Owner shall be responsible for obtaining the Owner Permits. To the extent Owner has not obtained any such Permits prior to the Effective Date, Owner shall obtain such Permits in accordance with the schedule contained in Attachment F and Owner shall provide Contractor with copies of such Permits within ten (10) Business Days after obtaining them. Owner shall provide information, assistance and documentation to Contractor as reasonably requested in connection with the Contractor Permits.
4.5    Legal Description and Survey.
Owner shall provide to Contractor for Contractor’s information a legal description of the Site and one (1) survey control point, the proper placement of which Contractor has confirmed as set forth in Section 3.24.
4.6    EEQ Supplied Equipment.
Contractor shall be solely responsible for the procurement of the Equipment specifically designated in the EEQ Agreement. Furthermore, Parties acknowledge and agree that Contractor has entered into the EEQ Agreement, a copy of which is attached hereto as Attachment M and incorporated by reference into this Agreement in its entirety. Contractor shall only be obligated to authorize the Main Subcontractor to commence performance of the Work related to the EEQ Supplied Equipment upon issuance of the EEQ Notice to Proceed and payment of the Down Payment by Owner. Subject to Contractor’s right to a Change Order under Section 9.2A:
A. Flow-Down of Obligations. Contractor shall be solely responsible for the performance of the Main Subcontractor and for enforcing all terms of the EEQ Agreement. Contractor shall cause the Main Subcontractor to comply with the EEQ Agreement and shall ensure that the delivery obligations, technical performance guarantees, warranties, indemnities, and remedies set forth therein are flowed down into and form part of this Agreement mutatis mutandis for the benefit of Owner. Without limitation, Owner shall have the right to rely upon and enforce all obligations of the Main Subcontractor under the EEQ Agreement through Contractor as if such obligations had been made directly in favor of Owner.
B. No Diminution of Liability. Contractor shall remain fully responsible for the performance of the Work, including the supply, delivery, and installation of the EEQ Supplied Equipment, notwithstanding the EEQ Agreement.
C. Step-In Rights. In the event of a material default by Contractor under this Agreement related to the EEQ Supplied Equipment, or failure by Contractor to enforce the EEQ

Agreement in accordance with its terms, Owner shall provide written notification to Contractor detailing such default or failure. If Contractor fails to correct such default within thirty (30) days following Owner’s written notification, Owner (and its designated lenders) shall have the right, but not the obligation, to assume Contractor’s rights and obligations under the EEQ Agreement by written notice to Contractor and the Main Subcontractor, without further consent, for purposes of performing or procuring performance of the relevant EEQ Supplied Equipment scope. Contractor shall take all actions reasonably necessary to facilitate such step-in, including the execution of any additional agreement as reasonably requested by Owner, such as a direct agreement between Contractor, Owner, Owner’s designated lenders and the Main Subcontractor. Contractor shall indemnify, defend, and hold Owner harmless for any and all liabilities and/or obligations arising prior to the step-in date and shall be responsible for any and all costs associated with such step-in.
D. Notwithstanding anything in this Agreement or Section 4.6.C to the contrary, if Owner exercises any claim against the Performance & Payment Bond or anything else included in the Security Package defined in Section 8.7(iii), for an event or default that relates to Main Subcontractor’s performance under the EEQ Agreement or an alleged material default by Contractor under this Agreement related to the EEQ Supplied Equipment or the alleged failure by Contractor to enforce the EEQ Agreement in accordance with its terms, Owner’s step-in rights under Section 4.6.C shall automatically terminate. Conversely, if and when Owner exercises its step-in rights provided in Section 4.6.C, Owner shall no longer be permitted to assert a claim against the Performance & Payment Bond or anything else included in the Security Package defined in Section 8.7(iii), for an event or default that relates to Main Subcontractor’s performance under the EEQ Agreement or an alleged material default by Contractor under this Agreement related to the EEQ Supplied Equipment or the alleged failure by Contractor to enforce the EEQ Agreement in accordance with its terms. For the sake of clarifying the intent of the parties for purposes of this Section 4.6.D, it is their understanding and agreement that Owner shall not have duplicate protection when coupling the Performance & Payment Bond or anything else included in the Security Package with Main Subcontractor’s parent company guaranty.
E. Coordination and Interface. Contractor shall be solely responsible for the coordination, interface, and integration of the EEQ Supplied Equipment with the balance of the plant and the performance of the Work.
F. Notices. Copies of any and all documents and notices provided by the Main Subcontractor to Contractor pursuant to the terms and conditions of the EEQ Agreement, including without limitation the deliverables to be provided under Section 9.1 of the EEQ Agreement, shall be provided to Owner within seven (7) days after Contractor’s receipt of the same.
G. Consents; Waivers; Assignments; Modifications. Contractor shall consult with Owner prior to providing any consent, waiver, assignment or modification to be given or granted by Contractor under the EEQ Agreement. Further, Contractor shall obtain Owner’s prior written consent before waiving any right or modifying any term (including without limitation modifications to the Contract Price (as defined in the EEQ Agreement)) under the EEQ Agreement, such consent to not be unreasonably withheld, delayed or denied.

H. Claims; Defense of Claims. Contractor acknowledges and agrees that Owner shall have the right to make a claim on behalf of Contractor or cause Contractor to make such a under the EEQ Agreement. Owner shall be entitled to assume the defense of any claims asserted against Contractor under the EEQ Agreement, at its own expense, with counsel approved by Contractor, upon delivery to Contractor of written notice of its election to do so. Owner shall then control the defense and any negotiations to settle the claim, subject to Contractor’s consent or agreement to the settlement, which consent or agreement shall not be unreasonably withheld, delayed or denied.
ARTICLE 5
COMPENSATION AND PAYMENTS TO CONTRACTOR
5.1    Compensation.
As compensation in full to Contractor for the full and complete performance of the Work and all of Contractor’s other obligations under this Agreement with respect to the Work, Owner shall pay Contractor U.S. $197,317,259.12 (one hundred ninety seven million three hundred seventeen thousand two hundred and fifty nine Dollars 12/100) (the “Compensation”). For the avoidance of doubt, the Compensation includes any Texas state and local sales and use taxes on the EEQ Supplied Equipment, but shall not include any storage costs payable by Contractor pursuant to Section 2.5 of the EEQ Agreement. The Compensation is comprised of the two following amounts:
A. EEQ Supplied Equipment Cost: This will be the amount paid for the supply of the EEQ Supplied Equipment and the provision of the services by Main Subcontractor pursuant to the scope provided under the EEQ Agreement. This EEQ Supplied Equipment Cost is determined and shall be paid pursuant to Schedule A-2 of Attachment A, along with any applicable banking charges incurred by making payments to Main Subcontractor.
B. Contractor’s Supply and Labor Costs: This will be the amount paid to Contractor for the supply of all materials, labor, Equipment (excluding EEQ Supplied Equipment), charges, and expenses of whatever nature applicable to the Work. The Contractor’s Supply and Labor Costs is determined and shall be paid pursuant to Schedule A-1.
5.2    Milestone Payments.
A.    Invoices. Upon achieving each payment milestone, Contractor shall submit to Owner an Invoice for such completed milestone, which Invoice shall be itemized and shall be in the amount equal to the payment due for such completed milestone, pursuant to Schedule A-1 and Schedule A-2. Such Invoice shall also include amounts properly due and owing for Work performed pursuant to a unilateral Change Order issued pursuant to Sections 9.1C or 9.2D. All Invoices shall be in a form provided by Contractor and approved by Owner, and shall include all documentation supporting its request for payment as required under this Agreement. Contractor shall provide documentation such as invoices and receipts supporting all amounts billed for unilateral Change Orders issued pursuant to Sections 9.1C or 9.2D. Each payment shall be subject to Owner’s right to withhold payments under this Agreement. Payments for Contractor's Supply and Labor Costs pursuant to Schedule A-1 shall be less ten percent (10%) retainage withheld by Owner, which retainage shall be released to Contractor at 90% of the cumulative retention amount at Substantial Completion of the Facility and the remainder with the final payment provided in Section 5.3 below. Payments for EEQ Supplied Equipment Cost pursuant to Schedule A-2 shall be made without retention. Payments shall be made in U.S. Dollars to an account designated by Contractor. All Invoices to Owner shall separately state charges for Contractor’s Supply and Labor Costs and the EEQ Supplied Equipment. Without limiting Contractor’s rights under this Agreement or Applicable Laws, any undisputed amounts owed to Contractor that are not timely paid by Owner in accordance with this Agreement shall, until paid, accrue interest at the lesser of (i) eighteen percent (18%) per year, or (ii) the highest rate of interest concerning late payments allowed by Applicable Laws.
B.    Payments. Each Invoice shall be based upon the payment schedules and milestones set forth in Schedule A-1 and Schedule A-2, and each Invoice shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by the Invoice. The payment schedules and milestones set forth in Schedule A-1 and Schedule A-2 shall be amended only by Change Order pursuant to this Agreement. Payments shall be made in U.S. Dollars to an account(s) designated by Contractor.
C.    Interim Lien and Claim Waivers. Each Invoice received by Owner prior to Final Completion of the Facility shall be accompanied by (i) a fully executed Contractor’s Lien and Claim Waiver in the form of Schedule K-1 or Subcontractor’s Lien and Claim Waiver in the form of Schedule K-2, as applicable, for all Work performed through the date for which payment is requested and (ii) if requested by Owner, fully executed Subcontractor’s Lien and Claim Waiver in the form of Schedule K-2, from all Sub-subcontractors and Sub-subcontractors requested, for all Work performed through the date for which payment is requested. The foregoing waivers and releases shall not be required from Subcontractors or Sub-subcontractors until they have performed Work, and Subcontractors and Sub-subcontractors shall be required to submit additional such waivers and releases only if they have performed Work not covered by a previous waiver and release. Submission of all waivers and releases is a condition precedent to payment of any Invoice.
D.    Review and Approval. Each Invoice shall be reviewed by Owner and, within five (5) Business Days of Owner’s receipt of any Invoice from Contractor or Main Subcontractor, Owner may reasonably request that Contractor furnish such supporting documentation and certificates and provide such further information as may be reasonably requested. Unless disputed by Owner, each Invoice shall be due and payable thirty (30) Days after it, and all documentation required under this Agreement, is received by Owner. If an Invoice is disputed by Owner, then payment shall be made for all undisputed amounts and the dispute shall be resolved pursuant to Article 14. Payment on disputed amounts shall be made as soon as such dispute is resolved.
E.    Third Party Billing Platform. Notwithstanding anything to the contrary, if Owner requires Contractor to subscribe to or use any bookkeeping service provider or platform in connection with the Work, including those pertaining to insurance compliance, work ticket approvals, or invoice submissions (“Third Party Platform”), Contractor may recover from and be reimbursed by Owner for Contractor’s out-of-pocket cost to use such Third Party Platform, including any contractual or statutory interest resulting from any late payments that are caused by the use of a Third Party Platform, and any costs, fees or expenses association with any disruption or delay in service or cost or damages experienced by Contractor as a result (direct or indirect) of any dispute, disagreement or disruption between Owner and the Third Party Platform.
5.3    Final Completion and Final Payment.
Upon Final Completion of the Facility, Contractor shall, in addition to any other requirements in this Agreement for achieving Final Completion, including those requirements set forth in Section 1.1 in the definition of Final Completion, submit to Owner a fully executed final Invoice in a form provided by Contractor and approved by Owner, along with (i) a statement summarizing and reconciling all previous Invoices, payments and Change Orders, (ii) an affidavit that all payrolls, Taxes, liens, charges, Claims, security interests, bills for Equipment, and any other indebtedness connected with the Work have been paid, including applicable state and local sales and use taxes which Contractor is required under the Agreement to pay, (iii) a fully executed Contractor’s Lien and Claim Waiver in the form of Schedule K-1 (iv) Subcontractors’ Lien and Claim Waiver in the form of Schedule K-2, and (v) for those Subcontractors and Sub-subcontractors with a subcontract value in excess of One Hundred Thousand Dollars USD ($100,000.00), a fully executed Subcontractor’s Lien and Claim Waiver in the form of Schedule K-2 from each Sub-subcontractor. Notwithstanding anything in this Agreement to the contrary, if after thirty (30) Days following Substantial Completion Contractor has not received all Subcontractors’ Lien and Claim Waivers required under this Agreement for Final Completion, for the purposes of satisfying such requirements, Contractor may execute a certification identifying the outstanding Subcontractors’ Lien and Claim Waivers and confirming Contractor’s indemnity obligations to keep Owner and the Work free and clear of all liens, pursuant to Section 7.1B(4). No later than thirty (30) Days after receipt by Owner of such final Invoice and all requested documentation and achieving Final Completion, Owner shall pay Contractor the balance of the Compensation.

5.4    Payments Not Acceptance of Work.
Owner shall not be obligated to make any payments hereunder or release any payments withheld, at any time in which (i) a Default shall have occurred and is continuing, or (ii) an event has occurred which, with the passage of time, will constitute a Default. Owner may, upon prior written notice to Contractor, offset any amount due and payable from Contractor to Owner against any amount due and payable to Contractor hereunder. No payment made hereunder by Owner shall be considered as approval or acceptance of any Work by Owner or a waiver of any claim or right Owner may have hereunder. All payments shall be subject to correction or adjustment in subsequent payments.
5.5    Owner Representations and Covenants.
Owner represents and covenants to Contractor that, as of the date this Agreement is signed by the Parties and as of the date the Full Notice to Proceed is issued, Owner (a) is or will be a limited liability company organized and in good standing in the State of Texas, (b) has or will have, together with expected funding from the Texas Energy Fund (“TEF”) and sources of invested and borrowed capital, sufficient capital set aside and ear-marked for the timely and complete payment of Compensation to Contractor for the Work to be performed under this Agreement, and (c) will, as reasonably requested in writing by Contractor, provide Contractor and its representatives with complete and accurate financial documentation and information sufficient to demonstrate, to Contractor’s reasonable satisfaction, that the representation and covenant set forth in Section 5.5(b), is accurate, including, without limitation, all documents prepared for, and submitted to the TEF for obtaining and confirming the approval, terms, conditions and closing of funding from the TEF prior to the Full Notice to Proceed, to secure the timely and complete payment of Compensation to Contractor for the Work to be performed under this Agreement, and (d) will indemnify and hold harmless Contractor from and against all liabilities to or claims asserted by Main Subcontractor against Contractor arising from or related to any fact or circumstance where Owner has failed to timely and completely pay Contractor for any amount owed to Main Subcontractor under the EEQ Agreement.
ARTICLE 6
COMPLETION
6.1    Notice and Requirements for Mechanical Completion.
Contractor shall comply with all requirements for Mechanical Completion set forth in this Agreement, including those requirements set forth in the definition of the term Mechanical Completion, Attachment A and the Mechanical Completion Checklist. At such time as a Facility has achieved Mechanical Completion, Contractor shall certify to Owner in the form of a Mechanical Completion Certificate that all requirements under this Agreement for Mechanical Completion have occurred, including all of the requirements specified in the Mechanical Completion Checklist have been completed for the Facility. Each Mechanical Completion Certificate shall be accompanied by all other supporting documentation as may be required to establish that the requirements for Mechanical Completion have been met. For the avoidance of doubt, separate certificates are required for the Facility.

6.2    Notice and Requirements for Substantial Completion.
Contractor shall comply with all requirements for Substantial Completion herein, including those requirements set forth in the definition of the term Substantial Completion herein, Attachment A and the Substantial Completion Checklist. Upon achieving all requirements under this Agreement for Substantial Completion of the Facility, Contractor shall certify to Owner in the form of Attachment I, the Substantial Completion Certificate, that all of the requirements under this Agreement for Substantial Completion have occurred, including all the requirements specified in the Substantial Completion Checklist for the Facility. Each Substantial Completion Certificate shall be accompanied by all other supporting documentation as may be required to establish that the requirements for Substantial Completion have been met. For the avoidance of doubt, separate certificates are required for the Facility.
6.3    Owner Acceptance of Mechanical Completion and Substantial Completion.
Owner shall notify Contractor whether it accepts or rejects a Mechanical Completion Certificate or a Substantial Completion Certificate, as the case may be, within five (5) Business Days following Owner’s receipt thereof. All Work shall continue during pendency of Owner’s review. Acceptance of such Mechanical Completion or Substantial Completion Certificate shall be evidenced by Owner’s signature on such Mechanical Completion or Substantial Completion Certificate, which shall be forwarded to Contractor with such notice. If Owner does not agree that Mechanical Completion or Substantial Completion, as the case may be, has occurred, then Owner shall state the basis for its rejection in reasonable detail in a written notice provided to Contractor. The Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue. In the event such issue is not resolved within ten (10) Business Days of the delivery by Owner of its notice, Owner and Contractor shall resolve the Dispute in accordance with the dispute resolution procedures under this Agreement. Owner’s acceptance shall not relieve Contractor of any of its obligations to perform the Work in accordance with the requirements of this Agreement.
6.4    Punchlist.
A.    Punchlist for Mechanical Completion. Prior to Mechanical Completion of the Facility, Owner and Contractor shall inspect such Work, and Contractor shall prepare a proposed Punchlist of items identified as needing to be completed or corrected as a result of such inspection. Contractor shall promptly provide the proposed Punchlist to Owner for its review and written approval, together with an estimate of the time necessary to complete or correct each Punchlist item. Contractor shall add to the proposed Punchlist any Punchlist items that are properly identified by Owner during its review, and Contractor shall immediately initiate measures to complete or correct, as appropriate, any item on Contractor’s proposed Punchlist that Owner, in the exercise of its reasonable judgment, believes must be completed or corrected so that such Work will achieve Mechanical Completion of the Facility. Upon Contractor’s completion or correction of any items necessary to achieve Mechanical Completion of the

Facility and Owner’s written approval of Contractor’s proposed Punchlist, as modified by any Owner additions, such Punchlist shall govern Contractor’s performance of the Punchlist items for the Work up to Substantial Completion of the Facility.
B.    Punchlist for Substantial Completion. After Mechanical Completion and prior to Substantial Completion of the Facility, Owner and Contractor shall inspect the entire Work, and Contractor shall prepare an updated and revised proposed Punchlist of items identified as needing to be completed or corrected as a result of such inspection. Contractor shall promptly provide the proposed, updated and revised Punchlist to Owner for its review and written approval, together with an estimate of the time necessary to complete or correct each Punchlist item. Contractor shall add to the proposed, updated and revised Punchlist any Punchlist items that are properly identified by Owner during its review, and Contractor shall immediately initiate measures to complete or correct, as appropriate, any item on Contractor’s proposed, updated and revised Punchlist or otherwise that Owner in the exercise of its reasonable judgment, believes must be completed or corrected to achieve Final Completion. Upon Contractor’s completion or correction of any items necessary to achieve each Substantial Completion and Owner’s written approval of Contractor’s proposed Punchlist, as modified by any Owner additions, such Punchlist shall govern Contractor’s performance of the Punchlist items up to Final Completion; provided, however, Contractor shall add to the Punchlist any items of a Punchlist nature that are discovered by Owner or Contractor prior to Final Completion and further provided that the failure to include any items on the Punchlist shall not alter the responsibility of Contractor to complete all Work in accordance with the terms and provisions of this Agreement. All Work on the Punchlist shall be completed no later than thirty (30) Days after Substantial Completion of the Facility, or Owner may, in addition to any other rights that it may have under this Agreement, at law or in equity, complete such Punchlist Work at the expense of Contractor. In the event Owner elects to complete such Punchlist Work, Contractor shall immediately pay Owner (directly, by offset, or by withholding, at Owner’s sole discretion) all costs and expenses incurred in performing such Punchlist Work.
6.5    Notice and Requirements for Final Completion.
Final Completion shall be achieved when all requirements for Final Completion under this Agreement, including those set forth in the definition of Final Completion under Section 1.1, have been satisfied. Upon Final Completion, Contractor shall certify to Owner in the form of a Final Completion Certificate that all of the requirements under this Agreement for Final Completion have occurred. Owner shall notify Contractor whether it accepts or rejects the Final Completion Certificate within fifteen (15) Days following Owner’s receipt thereof. Acceptance of such certificate shall be evidenced by Owner’s signature on such certificate, which shall be forwarded to Contractor with such notice. If Owner does not agree that Final Completion has occurred, then

Owner shall state the basis for its rejection in reasonable detail in a written notice provided to Contractor. The Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue. In the event such issue is not resolved within ten (10) Business Days of the delivery by Owner of its notice, Owner and Contractor shall resolve the Dispute in accordance with this Agreement; provided, however, if such deficiencies relate to the failure to complete Punchlist items, Owner may, in addition to any other rights that it may have under this Agreement, at law or in equity, complete such Punchlist Work at the expense of Contractor in accordance with Section 6.4.
6.6    Partial Occupancy and Use.
Owner shall have the right to occupy and use the Work at any time prior to Substantial Completion, provided that if Owner conducts commercial operations, then it shall undertake to have its insurance company provide property insurance for the Facility and the Contractor’s builder’s risk coverage shall no longer be, as to the portion of the Work used by Owner for commercial operations, the primary property coverage for such portion of the Work during such period of use.
6.7    Long-Term Obligations.
No acceptance or inspection by Owner of any or all of the Work or any other obligations of Contractor under this Agreement, including acceptance of Mechanical Completion, Substantial Completion or Final Completion, nor any payment made hereunder, whether an interim or final payment, shall in any way release Contractor or any surety of Contractor from any obligations or liability pursuant to this Agreement, including obligations with respect to unperformed obligations of this Agreement or for any Work that does not conform to the requirements of this Agreement, including Warranty obligations, any liabilities for which insurance is required or any other responsibility of Contractor, including the payment of any and all fines and penalties assessed as a result of Contractor’s failure to comply with any Applicable Law. It is expressly understood and agreed by the Parties that nothing in this Article 6 shall in any way modify or alter Contractor’s obligations under Article 7 and Article 8 hereof.
ARTICLE 7
WARRANTY AND CORRECTION OF WORK
7.1    Warranty.
A.    General. The Work shall be performed in conformity with all warranties set forth in this Article 7 (collectively, the “Warranty” or “Warranties”). Any Work, or component thereof, during the Warranty Period, that is not in conformity with any Warranty is defective (“Defective”) and contains a defect (“Defect”).
B.    Warranty of Work. Contractor hereby warrants, during the Warranty Period, that the Work, including all the Equipment, and each component thereof shall be:
(1)    new, complete and in accordance with the Specifications;

(2)    in accordance with all of the requirements of this Agreement, including in accordance with GECP, Applicable Law and Applicable Codes and Standards;
(3)    free from defects in design, material and workmanship;
(4)    free and clear of all liens; and
(5)    with respect to Contractor Supplied Equipment or any component of such Contractor Supplied Equipment, composed and made of only proven technology, of a type in commercial operation on the Substantial Completion date, with conditions substantially similar to those contained herein; provided that Owner’s agreement for Contractor to use any Contractor Supplied Equipment not in compliance with this Section 7.1B(5) shall not relieve Contractor of any of its obligations under this Agreement.
C.    Assignment and Enforcement of Subcontractor Warranties. Contractor shall, without additional cost to Owner, obtain warranties from Subcontractors and Sub-subcontractors that meet or exceed the requirements of this Agreement during the Warranty Period, including those warranties provided under the EEQ Agreement related to the EEQ Supplied Equipment; provided, however, Contractor shall not in any way be relieved of its responsibilities and liability to Owner under this Agreement, regardless of whether such Subcontractor or Sub-subcontractor warranties meet the requirements of this Agreement, as Contractor shall be fully responsible and liable to Owner for its Warranty and Corrective Work obligations and liability under this Agreement for all Work. All such warranties shall be deemed to run to the benefit of Owner and Contractor. All such warranties, with duly executed instruments assigning the warranties to Owner, shall be delivered to Owner upon Substantial Completion of the Facility. All warranties provided by any Subcontractor or Sub-subcontractor shall be in such form as to permit direct enforcement by Contractor or Owner against any Subcontractor or Sub-subcontractor whose warranty is called for, and Contractor agrees that: (i) Contractor’s Warranty, as provided under this Article 7 shall apply to all Work regardless of the provisions of any Subcontractor or Sub-subcontractor warranty, and such Subcontractor or Sub-subcontractor warranties shall be in addition to, and not a limitation of, such Contractor’s Warranty; (ii) Contractor is jointly and severally liable with such Subcontractor or Sub-subcontractor with respect to such Subcontractor or Sub-subcontractor warranty; and (iii) service of notice on Contractor that there has been a breach of a Subcontractor or Sub-subcontractor warranty shall be sufficient to invoke the terms of the instrument. This Section 7.1C shall not in any way be construed to limit Contractor’s liability under this Agreement for the entire Work or its obligation to enforce Subcontractor and Sub-subcontractor warranties.

7.2    Correction of Work Prior to Substantial Completion.
A.    General Rights. All Work shall be subject to inspection by Owner and its representatives at all times to determine whether the Work conforms to the requirements of this Agreement, including any portion of the Work performed by any Subcontractor or Sub-subcontractor. Contractor shall furnish Owner and its representatives with access to all locations where Work is in progress, including locations not on the Site and reasonable ad hoc meetings. If, in the judgment of Owner, any Work is Defective, then Contractor shall, at its own expense, promptly correct such Defective Work, whether by repair, replacement or otherwise. The decision of Owner shall be followed by Contractor as to whether the Work is conforming or Defective, and Contractor shall comply with the instructions of Owner in all such matters while pursuing any such Dispute. If Contractor fails, after a reasonable period of time not to exceed five (5) Business Days, to repair or replace any Defective Work, or to commence to repair or replace any Defective Work and thereafter continue to proceed diligently to complete the same, then Owner may repair or replace such Defective Work and the expense thereof shall be paid by Contractor.
B.    Not Used.
C.    No Obligation to Inspect. Owner’s right to conduct inspections under Section 7.2A shall not obligate Owner to do so. Neither the exercise of Owner of any such right, nor any failure on the part of Owner to discover or reject Defective Work shall be construed to imply an acceptance of such Defective Work or a waiver of such Defect.
D.    Cost of Disassembling. The cost of disassembling, dismantling or making safe finished Work for the purpose of inspection, and reassembling such portions (and any delay associated therewith) shall be borne by Owner if such Work is found to conform with the requirements of this Agreement and by Contractor if such Work is found to be Defective, but such costs to be borne by Owner shall not include the cost of any hydrostatic or pneumatic testing to be performed as part the testing of the Work.
7.3    Correction of Work After Substantial Completion.
If, during the Warranty Period, any Work is found to be Defective and notice of a general description of such Defect thereof is provided to Contractor prior to the end of the Warranty Period, then Contractor shall, at its sole cost and expense, immediately and on an expedited basis correct such Defective Work and any other portions of the Facility damaged or affected by such Defective Work, whether by repair, replacement or otherwise (“Corrective Work”). Owner shall provide Contractor with access to the Facility sufficient to perform its Corrective Work, so long as such access does not unreasonably interfere with the construction or operation of the Facility and subject to any reasonable security or safety requirements of Owner. If possible, such access by Contractor shall be made within Business Days and hours.

A.    Owner Right to Correct or Complete Defective Work. If Contractor fails to commence the Corrective Work within a reasonable period of time not to exceed forty eight (48) hours, or does not thereafter diligently pursue such Corrective Work on an expedited basis, then Owner, by written notice to Contractor, may (in addition to any other remedies that it has under this Agreement, at law or in equity) correct such Defective Work, and Contractor shall be liable to Owner for all reasonable costs, losses, damages and expenses incurred by Owner in connection with correcting such Defective Work and shall pay Owner (directly or by offset at Owner’s sole discretion) an amount equal to such reasonable costs, losses, damages and expenses; provided, however, if such Defective Work materially affects the construction, operation or use of the Facility or presents an imminent threat to the safety or health of any Person, Owner may (in addition to any other remedies that it has under this Agreement, at law or in equity) correct such Defective Work without giving prior written notice to Contractor, and, in such event, Contractor shall be liable to Owner for all reasonable costs, losses, damages and expenses incurred by Owner in connection with correcting such Defective Work and arising out of or relating to such Defective Work and shall pay Owner (directly or by offset at Owner’s sole discretion) an amount equal to such reasonable costs, losses, damages and expenses.
B.    Standards for Corrective Work. All Corrective Work shall be performed subject to the same terms and conditions under this Agreement as the original Work is required to be performed. Any change to parts or Equipment that would alter the requirements of this Agreement may be made only with prior written approval of Owner.
C.    Limitations. Contractor shall have no obligation or liability pursuant to this Article 7 for any Defects discovered after the expiration of the Warranty Period or for Defects with respect to which Owner fails to provide notice to Contractor prior to the expiration of the Warranty Period. Notwithstanding the foregoing, Contractor shall provide reasonable cooperation and support (a) as to Owner pursing any Subcontractor or Sub-subcontractor warranties that extend beyond the end of the Warranty Period and (b) if requested by Owner during the Warranty Period and at no cost to Contractor, Owner pursuing any warranties as to the EEQ Supplied Equipment.
D.    Extended Warranty Period. If any Work is modified after Substantial Completion or if any Work is corrected, repaired, replaced and/or re-performed as Corrective Work pursuant to this Section 7.3 during the Warranty Period, the Warranty under this Section 7.3 shall apply to corrected Work for the longest periods resulting from the remaining period of the Warranty Period or a period of [***] from the date of such modification, correction, repair, replacement or re-performance (the “Extended Warranty Period”).

E.    With respect to Contractor Supplied Equipment, the Parties agree that all replaced parts shall become the Contractors’ property. The Contractors shall bear the labor and material costs of repairing or replacing the defective parts, as well as the costs of transportation of the defective and of the repaired or replacement parts between the respective manufacturer and the place of delivery as originally agreed by the Parties.
7.4    Assignability of Warranties; Limited Warranties.
The Warranties made in this Agreement shall be for the benefit of Owner and its successors and assigns and the respective successors and assigns of any of them, and are fully transferable and assignable. THIS ARTICLE 7 SETS FORTH OWNER’S SOLE REMEDIES AND CONTRACTOR’S EXCLUSIVE OBLIGATIONS WITH REGARD TO NON-CONFORMING WORK. CONTRACTOR MAKES NO OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, AND CONTRACTOR DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 8
GUARANTEE OF TIMELY COMPLETION, LIQUIDATED DAMAGES AND SECURITY PACKAGE
8.1    Guarantee of Timely Completion.
Subject to the accuracy and fulfillment of Owner’s representations and covenants set forth in Section 5.5, Contractor shall immediately commence performance of the applicable portion of the Work (a) related exclusively to the EEQ Supplied Equipment upon issuance of the EEQ Notice to Proceed and payment by Owner of the Down Payment, and (b) for all other portions of the Work upon issuance of the Full Notice to Proceed and payment of the Mobilization Payment, each pursuant to the terms and conditions of this Agreement. Contractor specifically acknowledges that time is of the essence in the performance of all of Contractor’s obligations under this Agreement.
8.2    Guaranteed Substantial Completion Date, Project Schedule and Progress Reports and Meetings.
A.    Guaranteed Completion Dates.
(1)    Contractor shall achieve Substantial Completion of the facility no later than the applicable dates set forth in Attachment B (each, a “Guaranteed Substantial Completion Date”). A Guaranteed Substantial Completion Date shall only be adjusted by Change Order as provided under this Agreement.
(2)    Contractor shall achieve Final Completion of the Work no later than sixty (60) Days after achieving Substantial Completion of the facility (the “Guaranteed Final Completion Date”). The Guaranteed Final Completion Date shall only be adjusted by Change Order as provided under this Agreement.
B.    Project Schedule. Contractor shall perform the Work in accordance with the Project Schedule set forth in this Section 8.2 and in Attachment B.

Contractor shall promptly inform Owner of any proposed material change in the Project Schedule, obtain Owner’s prior written consent prior to making such change, and in conjunction therewith shall furnish Owner with a revised schedule and narrative showing work complete to date and Contractor’s plan to recover at Contractor’s cost and expense the schedule to achieve the applicable Guaranteed Substantial Completion Date. The Project Schedule and narrative shall be kept up to date, taking into account the actual progress of the Work and shall be revised, if necessary, and included with the progress report required by Section 3.31A.
8.3    Major Milestones.
A.    Major Milestones. A list of the major milestones in connection with the Work (each a “Major Milestone”) and the date scheduled for the completion of each Major Milestone (each a “Milestone Date”) is included in the Project Schedule. Contractor shall achieve each Major Milestone on or prior to its corresponding Milestone Date.
B.    Progress Updates. Contractor shall provide Owner with at least ten (10) Days’ prior written notice in the event that Contractor knows or has reason to know of any delay in timely achieving any Milestone Date. Failure to timely provide such notice shall be a material breach of this Agreement.
8.4    Recovery and Recovery Schedule.
If, at any time during the prosecution of the Work, (i) should the Weekly Progress Report show that any Major Milestone is delayed (or is reasonably likely to be delayed) such that Substantial Completion of the Facility or Final Completion of the Work will occur after the applicable Guaranteed Substantial Completion Date or Guaranteed Final Completion Date, and (ii) Contractor or any of its Subcontractors or Sub-subcontractors are, in Owner’s reasonable judgment, responsible for such delay, Owner may, in addition to any other remedies that it may have under this Agreement, require that Contractor prepare, at Contractor’s sole cost and expense, a schedule to explain and display how it intends to regain compliance with the Project Schedule (“Recovery Schedule”). After the written notification by Owner of the requirement for a Recovery Schedule, Contractor shall:
A.    Prepare the Recovery Schedule and submit it to Owner for its review within five (5) Days of such written notification. The Recovery Schedule shall represent Contractor’s best judgment as to how it shall regain compliance with the Project Schedule.
B.    Participate in a conference with Owner, and with any other Person, including Subcontractors and Sub-subcontractors, whom Owner designates to participate, to review and evaluate the Recovery Schedule. Any revisions to the Recovery Schedule as a result of this review shall be resubmitted for review by Owner.

C.    Perform the Work in accordance with the Recovery Schedule. In preparing and executing the Recovery Schedule, Contractor shall, at its sole cost and expense, take all steps necessary to regain compliance with the Project Schedule, including establishing additional shifts, hiring additional manpower, paying or authorizing overtime, providing additional Construction Equipment, and resequencing activities.
D.    Owner’s requirement, review and approval of the Recovery Schedule shall not relieve Contractor of any obligations for the performance of the Work, change any dates in the Project Schedule, or be construed to establish the reasonableness of the Recovery Schedule.
E.    In the event Contractor fails to (i) provide a Recovery Schedule in accordance with this Section 8.4; (ii) commence the Work in accordance with the Recovery Schedule submitted pursuant to this Section 8.4 within five (5) Days of the date that the Recovery Schedule is scheduled to be implemented; or (iii) fails to use reasonable efforts to materially comply with such Recovery Schedule, then Contractor shall be in Default, and Owner may, without prejudice to any other right or remedies it may have, take one or more of the following actions: (x) require the Contractor to employ such accelerative measures to bring the Work into conformity with the Project Schedule, including without limitation, establishing additional shifts, paying or authorizing overtime, providing additional Construction Equipment or expediting Equipment (at the Contractor’s sole cost and expense); (y) withhold interim payments due under Article 5, or portions thereof, until such time as the Work is in conformity with the Project Schedule; and (z) exercise its rights under Section 10.1 (including recovering all amounts under Section 10.1A)).
8.5    Acceleration and Acceleration Schedule.
Even if the Work is otherwise in compliance with the Project Schedule, Owner may, at any time, direct Contractor by unilateral or mutually agreed Change Order to accelerate the Work by, among other things, establishing additional shifts, paying or authorizing overtime, providing additional Construction Equipment or expediting Equipment. In the event of this directive, Owner’s sole liability (to the extent that such acceleration is not due to a delay caused by Contractor or its Subcontractors or Sub-subcontractors) shall be to pay Contractor any documented costs clearly and solely attributable to such acceleration. Such costs may include any shift differential, premium, or overtime payments to workers or field supervisors and other employees of Contractor dedicated to the Work on a full-time basis actually incurred over and above Contractor’s normal rates, and overtime charges for Construction Equipment. Any adjustment to the Compensation or any other Changed Criteria that the Parties agree will be changed by Owner’s acceleration of the Work shall be implemented by Change Order. If Owner directs Contractor to accelerate the Work, Contractor shall immediately commence and diligently perform the acceleration of the Work, and shall prepare a schedule, for Owner’s review and approval, to explain and display how it intends to accelerate the Work and how that acceleration will affect the Project Schedule (the “Acceleration Schedule”). The Owner-approved Acceleration Schedule shall be the schedule which Contractor shall use in planning, organizing, directing, coordinating, performing, and executing that portion of the Work that is affected by such acceleration, with the Project Schedule governing the performance of all other Work. Owner’s requirement, review and approval of the Acceleration Schedule shall not constitute an independent evaluation or determination by Owner of the workability, feasibility, or reasonableness of the Acceleration Schedule.
8.6    Liquidated Damages.
A. Delay Liquidated Damages. If Substantial Completion does not occur on or before the Guaranteed Substantial Completion Date (as extended pursuant to any provision of the Agreement) due to Contractor’s and/or Main Subcontractor’s breach of its obligations hereunder, the Owner shall be entitled to receive Delay Liquidated Damages per each Day until Substantial Completion has been achieved (the “Delay Liquidated Damages”), as follows:

Days of delay	Delay Liquidated Damages per Day
1 to 60	[***]
61 to 85	[***]
86 to 105	[***]
106 to 125	[***]
126 to 145	[***]
146 to 165	[***]
166 to 180	[***]
The Delay Liquidated Damages shall be (i) assessed against Owner’s payments of the Compensation (less any Taxes paid, payable or included in the definition of Compensation), or (ii) drawn from the posted Security Package. The total amount of Delay Liquidated Damages shall not exceed an amount equal to [***] of the Compensation (less any Taxes paid, payable or included in the definition of Compensation).
B. Performance Liquidated Damages. Parties agree that EEQ Supplied Equipment’s performance guarantees are provided under Exhibit 5 of the EEQ Agreement (the “Performance Liquidated Damages”). Contractor shall pay to Owner any such Performance Liquidated Damages, if applicable. The Performance Liquidated Damages shall be (i) assessed against Owner’s payment of the Compensation, or (ii) drawn from the posted Security Package. The total amount of Performance Liquidated Damages shall not exceed an amount equal to [***] of the Contract Price (as defined under the EEQ Agreement).

C. Liquidated Damages Not Penalty; Total Aggregate Amount. The Parties acknowledge and agree that it would be difficult or impossible to determine with absolute precision the amount of damages that would or might be incurred by Owner as a result of Contractor’s and/or Main Subcontractor’s failure to perform those matters hereunder for which Liquidated Damages are provided. The Parties agree that the amounts of Liquidated Damages provided under the Agreement are in lieu of actual damages and are the Parties’ reasonable estimates of fair compensation for the losses that may reasonably be anticipated from such failures in respect of such matters, and do not constitute a penalty. The total aggregate amount of Liquidated Damages to be paid by the Contractor to Owner shall in no case exceed [***] of the Compensation (less any Taxes paid, payable or included in the definition of Compensation).
D. Liquidated Damages Sole and Exclusive Remedy. Except as otherwise provided in this Agreement, payment of Liquidated Damages is Contractor’s sole and exclusive obligation and Owner’s sole and exclusive remedy with regard to Contractor’s failure to meet the Guaranteed Substantial Completion Date and/or Performance Guarantees (as defined under the EEQ Agreement), whether said claims are designated as arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise.
8.7    Security Package.
The Parties agree that the Security Package to be provided by Contractor to Owner in order to guarantee its obligations under the Agreement, will be subject to the requirements and confirmation of the financial institutions Owner deals with as its lenders for purposes of securing the financing for the Facility to Owner. For the avoidance of doubt, the Parties must agree on the Security Package on terms and conditions acceptable to the Parties prior to the Full Notice to Proceed date. Subject to such conditions, the Parties hereby agree that the Contractor’s Security Package shall be granted in the following terms.
(i) On-Demand Guarantees. On or before the fifth (5th) Day after Contractor’s receipt of the Full Notice to Proceed from the Owner, Contractor shall provide, as a guarantee for Contractor’s performance of its obligations under the Agreement, with a Security Package in accordance with industry standards consisting of: (i) a Mobilization Payment on-demand guarantee for the total amount of the Mobilization Payment made to Contractor, and (ii) a Performance & Payment Bond for an equivalent of [***] of the Compensation, as per the below:
(ii) Mobilization Payment Guarantee.- As a guarantee for the proper use and for repayment of the entire Mobilization Payment. The Mobilization Payment Guarantee shall be in the amount equivalent to [***] of the Mobilization Payment amount provided by Owner to Contractor. This guarantee shall remain in full force and effect until the respective Mobilization Payment has been duly amortized, that is, until Final Completion, provided, however, that Contractor shall be entitled to reduce the amount of the Mobilization Payment Guarantee pro-rata with every interim payment invoice issued by Contractor and the Mobilization Payment is duly amortized.

(iii) Performance & Payment Bond.- A Performance & Payment Bond for an equivalent of [***] of the Compensation to ensure the completion and due performance of all the obligations and liabilities of Contractor hereunder in connection with the Work, including payment of Liquidated Damages (“Performance & Payment Bond”), which must be in full force and effect until Substantial Completion. Owner shall not proceed against the Performance & Payment Bond until such time Contractor has exhausted all of its rights and cure periods provided in Section 10.1. For clarity, the Performance & Payment Bond shall be fully available to Owner for any and all Contractor obligations under this Agreement, subject to the terms, conditions, and limitations set forth in Section 4.6.D.
Contractor shall provide the foregoing guarantees in the form reasonably acceptable by Owner and issued by a reputable and internationally recognized financial institution with a Standard and Poor’s or Fitch long term credit rating of at least “A-”.
ARTICLE 9
CHANGES; FORCE MAJEURE; AND OWNER-CAUSED DELAY
9.1    Change Orders Requested by Owner.
Owner shall be entitled to a Change Order upon request in accordance with this Section 9.1.
A.    If Owner submits to Contractor in writing a proposed change in the Work or the Project Schedule, Contractor must respond to Owner within five (5) Business Days with a written statement setting forth the effect, if any, that such proposed change under the provisions of Section 9.5 would have on the Project Schedule or the Compensation (collectively or individually, the “Changed Criteria”). The Changed Criteria under a Change Order under this Section 9.1 or Section 9.2 shall be changed only as provided in Section 9.5. The written statement shall be in the form of Attachment D, Schedule D-3, and shall include all information required by Section 9.4B.
B.    If the Parties agree on such Changed Criteria of the proposed Change Order (or modify such Change Order so that the Parties agree on such Changed Criteria), the Parties shall execute such Change Order, which shall be in the form of Attachment D, Schedule D-1 and such Change Order shall become binding on the Parties, as part of this Agreement.
C.    With the exception of any Work performed by Main Subcontractor pursuant to the EEQ Agreement, if the Parties cannot agree on such Changed Criteria of the proposed Change Order within fifteen (15) Business Days of Contractor’s receipt of Owner’s proposed Change Order, or if Owner desires that the proposed changed Work set forth in the proposed Change Order commence immediately without the requirement of a written statement by Contractor as required under Section 9.1A, Owner may, by issuance of a unilateral Change Order in the form attached hereto as Attachment D, Schedule D-2, require Contractor to commence and perform the changed Work specified in the unilateral Change Order on a time and materials basis using the rates as set forth in Schedule D-4. If there is a dispute about whether the tasks required by Owner were already part of the Work, then Owner shall provisionally pay for such Work at a rate of 50% of the time and materials rate, but if it is determined that such Work was not included within the Work, Owner shall make a catch up payment of the remainder of such rates plus interest at 6% per annum (or the maximum rate allowed by law, whichever is less) on such amount from the date the partial provisional payments were made, and if it is determined that the tasks required by Owner, were within the Work, then Contractor shall repay such amount with interest at 6% per annum (or the maximum rate allowed by law, whichever is less). If the Parties cannot agree on the effect of such unilateral Change Order by the date of Final Completion, then the Dispute shall be resolved as provided in the dispute resolution procedures of this Agreement. Pending resolution of the Dispute, Contractor shall perform the Work as specified in such unilateral Change Order. When Owner and Contractor agree on the effect of such unilateral Change Order on all of the Changed Criteria, such agreement shall be recorded by execution by the Parties of a Change Order in the form attached hereto as Attachment D, Schedule D-1, which shall supersede the unilateral Change Order previously issued and relating to such changed Work. Contractor shall be considered to be in Default under Section 10.1 should it (i) fail to commence the performance of the changed Work or other obligations required in such unilateral Change Order within three (3) Business Days of receipt of such unilateral Change Order (or within such other time specified in such unilateral Change Order) or (ii) fail to diligently perform the changed Work or other obligations required in such unilateral Change Order.
9.2    Change Orders Requested by Contractor.
A.    Contractor shall have the right to request a Change Order only in the event of any of the following occurrences:
(1)    with respect to Owner Delays caused directly by Owner or its contractor (other than Contractor);
(2)    Force Majeure to the extent allowed under Section 9.6A;
(3)    discovery of pre-existing Hazardous Substances at the Site or unforeseen or unknown subsurface Site conditions other than such conditions assumed by Contractor under Section 2.4B that adversely affects Contractor’s costs of performance of the Work or Contractor’s ability to perform the Work in accordance with the Project Schedule;
(4)    any inconsistencies, inaccuracy, errors, or changes made to Rely Upon Information that adversely affect Contractor’s Supply and Labor Costs or the Project Schedule;

(5)    a change in Applicable Law that affects Main Subcontractor’s Work; provided, however, that Contractor shall be entitled to a Change Order under this item only to the extent that the Main Subcontractor is entitled to, and actually receives, a corresponding and valid change order under the EEQ Agreement for the same event, and such change order remains effective and enforceable;
(6)    a delay in customs clearance greater than thirty (30) Days that impacts Main Subcontractor’s delivery schedule; provided, however, that Contractor shall be entitled to a Change Order under this item only to the extent that the Main Subcontractor is entitled to, and actually receives, a corresponding and valid change order under the EEQ Agreement for the same event, and such change order remains effective and enforceable; or
(7)    Main Subcontractor suspends Work pending the execution of any change order pursuant to Section 16.2 of the EEQ Agreement; provided, however, that Contractor shall be entitled to a Change Order under this item only to the extent that the Main Subcontractor is entitled to, and actually receives, a corresponding and valid change order under said Section 16.2 of the EEQ Agreement, and such change order remains effective and enforceable.
B.    Should Contractor desire to request a Change Order under this Section 9.2, Contractor shall, pursuant to Section 9.4, notify Owner in writing and issue to Owner, at Contractor’s expense, a request for a proposed Change Order in the form attached hereto as Attachment D, Schedule D-3, a detailed explanation of the proposed change and Contractor’s reasons for proposing the change, all documentation necessary to verify the effects of the change on the Changed Criteria, and all other information required by Section 9.4B.
C.    If Owner agrees that a Change Order is necessary and agrees with Contractor’s statement regarding the effect of the proposed Change Order on the Changed Criteria, then Owner shall issue such Change Order, which shall be in the form of Attachment D, Schedule D-1, and such Change Order shall become binding on the Parties as part of this Agreement upon execution thereof by the Parties.
D.    If the Parties agree that Contractor is entitled to a Change Order but cannot agree on the effect of the proposed Change Order on the Changed Criteria within ten (10) Business Days of Owner’s receipt of Contractor’s written notice and proposed Change Order and all other required information, or if Owner desires that the proposed changed Work set forth in the proposed Change Order commence immediately, the rights, obligations and procedures set forth in Section 9.1C are applicable.
E.    If the Parties cannot agree upon whether Contractor is entitled to a Change Order within ten (10) Business Days of Owner’s receipt of Contractor’s written notice and proposed Change Order, then the Dispute shall be resolved as provided in accordance with the dispute resolution procedures of this Agreement. Pending resolution of the Dispute, Contractor shall continue to perform the Work required under this Agreement, and Owner shall continue to pay Contractor in accordance with the terms of this Agreement, as modified by any previously agreed Change Orders, and with the terms of any unilateral Change Orders.
9.3    Change Orders Act as Accord and Satisfaction.
Change Orders agreed pursuant to Section 9.1B or 9.2C by the Parties, and unilateral Change Orders entered into pursuant to Section 9.1C or 9.2D on a time and materials basis and which the Parties have subsequently agreed upon the effect of such unilateral Change Order and executed a superseding and mutually agreed upon Change Order as provided in Section 9.1B or 9.1C shall constitute a full and final settlement and accord and satisfaction of all effects of the change as described in the Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Accordingly, Contractor expressly waives and releases any and all right to make a claim or demand or to take any action or proceeding against Owner for any other consequences arising out of, relating to, or resulting from such change reflected in such Change Order, whether the consequences result from such change reflected in such Change Order, including any claims or demands that any Change Order or number of Change Orders, individually or in the aggregate, have impacted the unchanged Work.
9.4    Timing Requirements for Notifications and Change Order Requests by Contractor.
Should Contractor desire to (a) seek an adjustment to the Project Schedule, a Guaranteed Substantial Completion Date, the Guaranteed Final Completion Date, or the Compensation for any circumstance that Contractor has reason to believe may give rise to a right to request the issuance of a Change Order, or (b) Contractor otherwise identifies a circumstance that could adversely affect the Project Schedule or the Work, Contractor shall, with respect to each such circumstance:
A.    notify Owner in writing of the existence of such circumstance within ten (10) Days of the date that Contractor knew or reasonably should have known of the first occurrence or beginning of such circumstance, provided that such notice shall be given prior to the expiration of such ten (10) Day period should any action or inaction by Owner or Contractor be required or necessary in relation to such circumstance to prevent or mitigate any damages or losses to either Party. If any such action or inaction is required, Contractor shall give notice within three (3) Days, unless such circumstance is an emergency in which case notice shall be given immediately. In such notice, Contractor shall state in detail all known and presumed facts upon which its claim is based, including the character, duration and extent of such circumstance, the date Contractor first knew of such circumstance, any activities impacted by such circumstance, the cost and time consequences of such circumstance (including showing the impact of such circumstance, if any, on the Major Milestones and Milestone Dates) and any other details or information that are expressly required under this Agreement. Contractor shall only be required to comply with the notice requirements of this Section

9.4A once for continuing circumstances, provided the notice expressly states that the circumstance is continuing and includes Contractor’s best estimate of the impact on any Changed Criteria by such circumstance; and
B.    for an event under (a) of the lead in to this Section 9.4, submit to Owner a request for a proposed Change Order in the form of Attachment D, Schedule D-3 as soon as reasonably practicable after giving Owner written notice but in no event later than ten (10) Days after the completion of each such circumstance, together with a written statement (i) detailing why Contractor believes that a Change Order should be issued, plus all documentation reasonably requested by or necessary for Owner to determine the factors necessitating the possibility of a Change Order and all other information and details expressly required under this Agreement (including detailed estimates and cost records, daily time sheets and a graphic demonstration using the Project Schedule, showing Contractor’s entitlement to a time extension to a Guaranteed Substantial Completion Date, as applicable, pursuant to the terms of this Agreement, which shall be provided in hard copy and in its native electronic format); and (ii) setting forth the effect, if any, which such proposed Change Order would have for the Work on any of the Changed Criteria.
The Parties acknowledge that Owner will be prejudiced if Contractor fails to provide the notices and proposed Change Orders as required under this Section 9.4, and agree that such requirements are an express condition precedent necessary to any right for an adjustment in the Compensation, Project Schedule, a Guaranteed Substantial Completion Date, the Guaranteed Final Completion Date, any Work or any other modification to any other obligation of Contractor under this Agreement. Oral notice, shortness of time, or Owner’s actual knowledge of a particular circumstance shall not waive, satisfy, discharge or otherwise excuse Contractor’s strict compliance with this Section 9.4.
9.5    Adjustment Only Through Change Order.
A.    Notwithstanding anything in this Agreement to the contrary, if a Change Order is to change a Changed Criteria under Section 9.2A, then unless the Parties agree to a fixed price Change Order, it will only be changed as follows:
(1)    A change in Compensation shall occur only as necessary to cover the out-of-pocket costs of Contractor arising from such change, plus a fee of [***] of such costs;
(2)    A change to the Project Schedule (including to the Major Milestones, the Project Schedule, a Guaranteed Substantial Completion Date, or the Guaranteed Final Completion Date) shall not be made unless the proposed Change Order affects the Project Schedule in a manner so as to cause, or will cause, Contractor to achieve Substantial Completion of the Facility after the applicable Guaranteed Substantial Completion Date, and only if Contractor is unable to efficiently proceed with other portions of the Work so as not to cause a delay in the applicable Guaranteed Substantial Completion Date.
B.    No change in the requirements of this Agreement, whether an addition to, deletion from, suspension of or modification to this Agreement, including any Work, shall be the basis for an adjustment for any change in the Compensation, the Project Schedule, a Guaranteed Substantial Completion Date, the Guaranteed Final Completion Date, any Work or any other obligations of Contractor or right of Owner under this Agreement unless and until such addition, deletion, suspension or modification has been authorized by a Change Order executed and issued in accordance with and in strict compliance with the requirements of this Article 9. Contractor shall not perform any change in the Work unless and until such change is authorized pursuant to this Article 9, and should Contractor perform or claim to perform any changes in the Work prior to authorization by Change Order, all such costs and expenses incurred by Contractor shall be for Contractor’s account. No course of conduct, dealings or oral agreements between the Parties, nor express or implied acceptance of additions, deletions, suspensions or modifications to this Agreement, including any Work, and no claim that Owner has been unjustly enriched by any such addition, deletion, suspension or modification to this Agreement, whether or not there is in fact any such unjust enrichment, shall be the basis for any claim for an adjustment in the Compensation, the Project Schedule, a Guaranteed Substantial Completion Date, the Guaranteed Final Completion Date, any Work or any other obligations of Contractor under this Agreement. Contractor expressly waives any claims against Owner based on any cause of action other than that based on the express terms of this Agreement, including the waiver of any claims in tort.
9.6    Force Majeure.
A.    Contractor Relief. If the commencement, prosecution or completion of the Work is delayed by Force Majeure, then Contractor shall be entitled to an extension to the Project Schedule and an adjustment to the Compensation as provided under Section 9.5 and Contractor complies with the notice and Change Order request requirements in Section 9.4 and the mitigation requirements in Section 9.8. The Parties agree that Contractor’s sole remedy for such delay shall be an adjustment through a Change Order under Section 9.5. Any adjustment to the Project Schedule, including a Guaranteed Substantial Completion Date, shall be recorded in a Change Order.
B.    Owner Relief. Subject to Section 9.6C, Owner’s obligations under this Agreement shall be suspended to the extent that performance of such obligations is delayed by Force Majeure.

C.    Payment Obligations. No obligation of a Party to pay moneys when due under or pursuant to this Agreement shall be excused by reason of Force Majeure affecting such Party.
D.    Notice of Force Majeure. Each Party, upon learning that an event of Force Majeure is likely to affect or has affected its ability to perform its obligations hereunder, shall promptly give notice to the other Party. Such notice shall state the nature of the event, its anticipated effect and the anticipated duration thereof, and any action being taken to avoid or minimize its effect. Such notification shall be made as promptly as reasonably possible, but in any event no later than five (5) Business Days after the date when such Party learned of the occurrence of the Force Majeure event. In the event that the affected Party fails to notify the other Party within the specified period set forth above, such Party shall forfeit its right to claim such event of Force Majeure as a reason for failing to comply with its obligations under the Agreement. The affected Party shall provide the other Party with periodic supplemental written notices during the period of the Force Majeure event regarding any change, development, progress, steps being taken to correct such Force Majeure event or other relevant information concerning the Force Majeure event. Once the Force Majeure event has terminated, the affected Party shall notify to the other Party the termination of such event as promptly as reasonably possible, but in any event no later than five (5) Business Days after the date when such Party learned of the termination of the Force Majeure event.
9.7    Delay Caused by Owner or Changes in Scope of Work.
Other than in the context of its right under Section 3.8, should (i) Owner or its contractors (other than Contractor) materially delay the commencement, prosecution or completion of the Work, and if such delay is not in any way attributable to Contractor or its Subcontractors or Sub-subcontractors but is caused by Owner’s or its contractors’ (other than Contractor), acts or omissions or is caused by Owner ordering a change in the Work (provided that a Change Order has been issued in accordance with Section 9.1), (ii) any delays occur as a result of any changes to or inconsistencies, inaccuracy, or errors, in Rely Upon Information, (iii) Owner delay or fail to provide any end-user certificates required pursuant to Section 22.8 of the EEQ Agreement, or (iv) Owner fails to pay Contractor the Down Payment by January 7th, 2026 and neither this Agreement nor the EEQ Agreement were terminated (an “Owner Delay”), then Contractor shall be entitled to a Changed Criteria to the extent provided in Section 9.5A; provided that Contractor provides Owner notice of Owner Delay within 5 Business Days from the occurrence of such Owner Delay and otherwise complies with the notice and Change Order request requirements in Section 9.4 and complies with the mitigation requirements of Section 9.8.
9.8    Obligation to Mitigate Delay.
Contractor shall use its best efforts and diligently seek by taking reasonable measures to mitigate the consequences of, and minimize any periods and impacts of, Force Majeure or Owner Delay. In no event shall Contractor be entitled to any adjustment to the Project Schedule or adjustment to the Compensation for that portion of delay to the extent Contractor could have taken, but failed to take, reasonable actions to mitigate such delay. Notwithstanding the foregoing, each Party may early terminate the Agreement if Force Majeure delays a Party’s performance for a period greater than six (6) consecutive months and any such termination shall be treated as a termination for convenience by Owner pursuant to Section 10.2.
ARTICLE 10
DEFAULT, TERMINATION AND SUSPENSION
10.1    Default by Contractor.
A.    Owner Rights Upon Contractor Default. If Contractor shall at any time (i) repeatedly fail to prosecute the Work in a diligent, efficient, workmanlike, skillful and safe manner; (ii) fail to commence and perform the Work in accordance with the provisions of this Agreement; (iii) abandon the Facility; (iv) repudiate any of its obligations under this Agreement; (v) repeatedly fail to use an adequate amount or quality of personnel or equipment to perform and complete the Facility without delay; (vi) be in Default pursuant to Section 9.1C; (vii) fail to maintain insurance required under this Agreement; (viii) fail to discharge liens filed by any Subcontractor or Sub-subcontractor as required under this Agreement; (ix) cause, by any action or omission, any material stoppage or delay of or interference with the work of Owner or its other contractors or subcontractors; (x) be guilty of willful misconduct; (xi) fail to make payment to Subcontractors for labor or materials owed in accordance with the respective Subcontracts; (xii) disregard, to any material extent, Applicable Law or Applicable Codes and Standards; (xiii) materially fail to comply with any provision of this Agreement; (xiv) fail to timely provide warranty service under Section 7.2A; (xv) make changes to Key Personnel in violation of the provisions in Section 2.2; (xvi) become insolvent, have a receiver appointed, makes a general assignment or filing for the benefit of its creditors or files for bankruptcy protection, in which such case of insolvency, receivership or assignment; (xvii) fail to achieve Substantial Completion of the Facility by the applicable Guaranteed Substantial Completion Date; (xviii) assign or transfer the Agreement or any right, interest or obligation hereunder, except as expressly permitted by the Agreement or agreed to by Owner; (xix) fail to obtain and maintain the Security Package as required under this Agreement; or (xx) have made any incorrect or misleading material representation pursuant to the Agreement, (each of the foregoing being a “Default”) and, (unless a cure period is already specified elsewhere) Contractor fails to commence corrective action and cure or correct such Default within ten (10) Days following Owner’s written notice to Contractor specifying the general nature of the Default or, if the Default cannot be cured with the exercise of reasonable diligence within such ten (10) Days, Contractor fails thereafter diligently pursue such cure within a reasonable timeframe, and provided further that the foregoing cure periods shall not apply to items (xvi), (xvii), (xiii), and (xx), the occurrence of either of which shall constitute an immediate Default, then Owner, at its sole option and without prejudice to any other rights that it has under this Agreement, at law or in equity, may (1) take such steps as are necessary to correct or cure the Default, in which case Contractor shall be liable to Owner for any and all Claims incurred by Owner in connection therewith, (2) terminate this Agreement by providing notice thereof to Contractor, or (3) seek specific performance or interlocutory mandatory injunctive relief requiring performance of Contractor’s obligations, it being agreed by Contractor that such relief may be necessary to avoid irreparable harm to Owner.
B.    Additional Rights of Owner Upon Termination. If Owner terminates this Agreement for a Default in accordance with Section 10.1A, then (1) Owner may, at its sole option, (i) enter onto the Site and, for the purpose of completing the Work, take possession of all Equipment, Construction Equipment, materials, tools, supplies, scaffolding, machinery, documents, information, Books and Records and other items thereon owned or rented by Contractor, (ii) take assignment of any or all of the Subcontracts in which event such Subcontracts shall be assigned to Owner, but Owner shall not be obligated to cure any Contractor defaults prior to the date of such assignment, and/or (iii) complete the Work either itself or through others and (2) Owner shall be entitled to any Claims. Contractor shall pay Owner such amount on demand, and Owner may, at Owner’s option, have the right and authority to withhold or offset in the amount of such difference. Contractor’s liability under this Section 10.1B is in addition to any other liability provided for under this Agreement and Owner shall have the right and authority to set off against and deduct from any such excess due Contractor by Owner any other liability of Contractor to Owner under this Agreement. Owner agrees to act reasonably to mitigate any costs it might incur in connection with any such termination of this Agreement for Default. In the event of a termination for Default, the Parties agree that Owner shall be entitled to any and all damages, Claims, costs and expenses incurred by Owner arising out of or resulting from such Default, including any and all damages incurred due to delay as set forth in Section 8.6A. If Contractor is terminated for Default pursuant to Section 10.1, the Parties agree that, for the purposes of this Section 10.1B, and with respect to Substantial Completion of the Facility that was not achieved by Contractor prior to such termination, any damages incurred due to delay as set forth in Section 8.6A shall be based on the date(s) that the substitute contractor achieved such respective Substantial Completion.
C.    Erroneous Termination for Default. If any termination for Default by Owner is found to be not in accordance with the provisions of this Agreement or is otherwise deemed to be unenforceable, then such termination for Default shall be deemed to be a termination for convenience as provided in Section 10.2.

D.    Obligations Upon Termination. Upon termination of this Agreement for Default, Contractor shall, subject to Sections 10.1B(1) and 10.1B(2) above, (i) immediately discontinue Work on the date and to the extent specified in the notice, (ii) place no further orders for Subcontracts, Equipment, or any other items or services except as may be necessary for completion of such portion of the Work as is not discontinued, (iii) inventory, maintain and turn over to Owner all equipment, machinery, materials, tools, supplies and scaffolding furnished by Contractor or provided by Owner for performance of the terminated Work, (iv) promptly assign or cancel upon terms satisfactory to Owner of all Subcontracts and rental agreements to the extent they relate to the performance of the Work that is discontinued; (v) transfer to Owner the work product, including Drawings and Specifications, Permits, licenses and any other items or information and disposition of Work in progress so as to mitigate damages; (vi) comply with other reasonable requests from Owner regarding the terminated Work; (vii) thereafter execute only that portion of the Work not terminated (if any) and that portion of the Work as may be necessary to preserve and protect Work already in progress and to protect Equipment at the Site or in transit thereto, and to comply with any Applicable Law and any Applicable Codes and Standards; (viii) not be entitled to retain or receive any amounts paid or payable under the Agreement except for an amount equal to Contractor’s actual costs of any Equipment and Work of which Owner has taken possession or received under the Agreement; and (ix) perform all other obligations under Section 10.1B.
10.2    Termination for Convenience by Owner.
A.    Owner Rights to Terminate or Suspend for Convenience. Owner shall have the right to terminate or suspend for convenience Contractor’s performance of all or any part of the Work by providing Contractor with a written notice of termination or suspension, to be effective upon receipt by Contractor. Upon termination or suspension for convenience, Contractor shall (i) immediately discontinue the Work on the date and to the extent specified in such notice, (ii) place no further orders for Subcontracts, Equipment, or any other items or services except as may be necessary for completion of such portion of the Work as is not discontinued, (iii) promptly make every reasonable effort to procure cancellation upon terms satisfactory to Owner of all Subcontracts and rental agreements to the extent they relate to the performance of the Work that is discontinued unless Owner elects to take assignment of any such Subcontracts, in which event such Subcontracts shall be assigned to Owner, but Owner shall not be obligated to cure any Contractor defaults prior to the date of such assignment, (iv) assist Owner in the maintenance, protection, and disposition of Work in progress, (v) cooperate with Owner for the efficient transition of the Work, (vi) cooperate with Owner in the transfer of information and disposition of Work in progress and (vii) thereafter execute only that portion of the Work not terminated or suspended (if any) and that portion of the Work as may be necessary to preserve and protect Work already in progress and to protect Equipment at the Site or in transit thereto, and to comply with any Applicable Law, and Owner may, at its sole option, take assignment of any or all of the Subcontracts. Notwithstanding anything in this Agreement to the contrary, the Parties agree that before any assignment pursuant to this Section 10.2 or Section 16.6 below, can be made, any and all defaults by Owner under this Agreement shall be cured, including any payment obligations under this Agreement, and the Parties further agree that any assignment made without complying with such conditions shall be invalid.
B.    Obligations of Owner upon Convenience Termination or Suspension. Upon a convenience termination or suspension of this Agreement by Owner in accordance with Section 10.2A, Contractor shall be paid all Compensation owed (but excluding disputed payment amounts) and certain cancellation expenses (collectively, the “Cancellation Expenses”) that include (i) the reasonable agreed value of the Work performed (the basis of payment being based on the terms of this Agreement, less any unapplied Mobilization Payment, if any, made under this Agreement, any Work or Change Order approved) prior to termination (or suspension, if applicable) that has not been invoiced, remains unpaid, and is outstanding on the date of the termination (or suspension, if applicable), less that portion of the Compensation previously paid to Contractor, plus (ii) reasonable direct close-out costs submitted in accordance with this section, including expenses incurred by Contractor for demobilization, relocating materials, labor or equipment, cancelled purchase orders, lost overhead contingencies, penalties, fines, assessments, forfeited deposits, liquidated damages, restocking charges, hedge costs and losses incurred by Subcontractors, stand-by fees for maintaining maintain Contractor’s staff and labor on or near the Site and otherwise being ready to proceed expeditiously with the Work upon receipt of Owner’s further instructions, and any other extraordinary third-party expense incurred by Contractor due to the termination or suspension; provided, however, that any hedge costs incurred by Subcontractors (other than the Main Subcontractor which are considered as approved by Owner as of the Effective Date) shall only be reimbursable to the extent that (a) such hedges were specifically identified to Owner in writing prior to being entered into, (b) Owner provided its prior written approval of such hedges, and (c) the related hedge close-out costs are reasonable, properly documented, and directly attributable to the termination or suspension of the Work. In addition to all other rights and remedies set forth in this Agreement, Contractor shall be entitled to reimbursement of fees, costs and expenses related to obtaining the issuance or extension, if applicable, of the Performance & Payment Bond and anything else included in the Security Package. In connection with any termination or suspension for convenience by Owner, Contractor shall not be entitled to receive a separated amount for anticipatory profit that would have been realized for the unperformed Work (whether under the original terms of this Agreement or under a Change Order) for the period of time after such termination or suspension. Contractor shall submit all reasonable direct close-out costs to Owner for verification and audit within sixty (60) Days following the effective date of termination or suspension.
10.3    Suspension of Work by Owner.
Prior to Substantial Completion of the Facility, Owner may, for any reason, at any time and from time to time, by written unilateral or mutual Change Order, suspend the carrying out the Work or any part thereof, whereupon Contractor shall suspend the carrying out of such suspended Work for such time or times and in such manner as Owner may require and shall take reasonable steps to minimize any costs associated with such suspension. During any such suspension, Contractor shall properly protect and secure such suspended Work in such manner as Owner may reasonably require. Unless otherwise instructed by Owner, Contractor shall during any such suspension maintain its staff and labor on or near the Site and otherwise be ready to proceed expeditiously with the Work upon receipt of Owner’s further instructions. Except where such suspension ordered by Owner is the result of or due to the fault or negligence of Contractor or any Subcontractor or Sub-subcontractor, unless otherwise agreed to by the Parties, and in addition to that which is permitted under Section 9.7, Contractor shall be entitled to a Change Order adjusting the Compensation or Milestones taking into consideration such suspension, including demobilization and remobilization costs that impact the Project Schedule, and shall have the right to be paid for the Cancellation Expenses described in Section 10.2B. In addition to all other rights and remedies set forth in this Agreement, Contractor shall be entitled to reimbursement of fees, costs and expenses related to obtaining the issuance or extension, if applicable, of the Performance & Payment Bond and anything else included in the Security Package. At Owner’s request, Contractor shall provide appropriate supporting documentation to evidence such costs and time extension to the Project Schedule. Upon receipt of notice to resume suspended Work, unless this Agreement has been terminated by Contractor pursuant to Section 10.5, Contractor shall resume performance of the Work as soon as reasonably practicable or, if later, as required in the notice.
10.4    Suspension by Contractor.
Notwithstanding anything to the contrary in this Agreement, Contractor shall have the responsibility at all times to prosecute the Work diligently and shall not suspend, stop or cease performance hereunder or permit the prosecution of the Work to be delayed; provided, however, subject to Owner’s right to withhold or offset payment to Contractor under this Agreement, if Owner fails to pay undisputed amounts due and owing to Contractor and Owner has failed to cure such failure within five (5) Days following Contractor’s written notice to Owner, and Owner’s lenders, to cure such failure, Contractor may suspend performance of the Work until Contractor receives such undisputed amounts. Additionally, if Contractor has submitted a Change Order request pursuant to Section 16.2B seeking alignment with more favorable provisions in the EEQ Agreement, and (a) Owner has failed to respond to such Change Order request within ten (10) Days of receipt, or (b) Owner has denied such Change Order request without reasonable justification, Contractor may, upon ten (10) Days written notice to Owner, suspend performance of the Work. Such suspension shall continue until Owner either (i) agrees to the requested Change Order, (ii) provides a reasonable written explanation for its denial, or (iii) the matter is resolved through the dispute resolution procedures of Article 14. Contractor’s suspension of Work under this Section 10.4 shall be deemed a delay in Work attributable to the actions of Owner and shall be grounds for a Change Order. In addition to other rights and remedies allowed by Applicable Law, Contractor shall be entitled to the same Cancellation Expenses, if applicable, as those set forth in Section 10.2B and the reimbursement of fees, costs and expenses related to obtaining the issuance or extension, if applicable, of the Performance & Payment Bond and anything else included in the Security Package, in the event of a suspension by Contractor pursuant to this section, prior to and as a condition for Contractor’s resumption of the Work.
10.5    Termination by Contractor.
Contractor may terminate this Agreement if, continuing at the time of such termination, Contractor has (a) not been timely paid by Owner for all undisputed amounts due and owed to Contractor pursuant to Section 10.2.B, or (b) stopped the performance of all Work under this Agreement pursuant to Section 10.4 and, within twenty (20) Days after such suspension under Section 10.4, (i) Owner’s lenders have not taken assignment of this Agreement to cure the default giving rise to Contractor’s right to terminate under this Section 10.5, or (ii) Contractor has not signed a written agreement with Owner for the Compensation, terms and conditions related to Contractor’s resumption of Work. In the event of any such termination under this Section 10.5, Contractor shall have the rights (and Owner shall make the payments) provided for in Section 10.2B in the event of an Owner termination for convenience. In addition to other rights and remedies allowed by Applicable Law, Contractor shall be entitled to the same Cancellation Expenses, if applicable, as those set forth in Section 10.2B and the reimbursement of fees, costs and expenses related to obtaining the issuance or extension, if applicable, of the Performance & Payment Bond and anything else included in the Security Package, in the event of a termination by Contractor pursuant to this Section.
ARTICLE 11
INSURANCE
11.1    Required Coverages.
From the start of the Work until Final Completion, Contractor will obtain and maintain at its expense the insurance described on Attachment Q with an insurance company or companies licensed to do business as required by Applicable Law and rated “A(-) VII” or better by AM Best’s Insurance Guide and Key Ratings or previously approved in writing by Owner.
11.2    Requirements of Contractor’s Insurance.
The insurance provided by Contractor pursuant to this Article 11 shall be primary to the extent of the indemnity obligations assumed under this Agreement unless stated otherwise in Attachment Q as respects Owner, its subcontractors and their respective directors, officers, representatives, agents, and employees, and any other insurance obtained and maintained by Owner shall be excess of and shall not contribute with such insurance except as specifically stated herein. In addition, all such insurance shall include those provisions set forth on Attachment Q.

11.3    Payment of Deductibles.
The insurance provided by Contractor pursuant to Section 11.1 shall have reasonable deductibles and Contractor shall be solely responsible for the payment of all such deductible amounts. During the term of this Agreement (or for such longer period required in Attachment Q), Contractor, at its sole cost and expense, shall procure and maintain insurance coverage with the minimum coverages, levels, limits and conditions set forth in Attachment Q. Contractor’s liability under this Agreement, or otherwise at law, shall not be limited by the amount or type of insurance required under this Agreement. Contractor shall require its Subcontractors and Sub-subcontractors to procure and maintain insurance coverage commensurate with the scope and that portion of the Work to be performed by the Subcontractor or Sub-subcontractor and Contractor shall be liable for any shortfall if such insurance coverage is determined to be insufficient.
ARTICLE 12
DOCUMENTATION
12.1    Patents and Royalties.
Contractor shall pay all royalties and license fees which may be due with respect to the Work. Contractor shall defend all suits or claims for infringement of any intellectual property rights that may be brought against any Owner Indemnified Parties arising out of the Work, and shall be liable to Owner for all resulting loss, including all attorneys’ fees, costs and expenses.
Subject to the other provisions of the Agreement, Contractor shall deliver to Owner (after Substantial Completion and prior to Final Completion) certain drawings, technical data, manuals, test results, inspection results and descriptions of the Work and/or Equipment (“Documentation”), and title to Documentation will be transferred to Owner. The Contractor hereby grants to the Owner an irrevocable, perpetual and royalty free license (assignable to the Owner’s successors in interest) to retain and use all Documentation and intellectual property rights in performing the Work for the purpose of the operation and maintenance of the Facility.
12.2    Owner Provided Documents.
All written materials, plans, drafts, Drawings, Specifications, computer files or other documents (if any) prepared or furnished by Owner or any of Owner’s other consultants or contractors shall at all times remain the property of Owner, and Contractor shall not make use of any such documents or other media for any other project or for any purpose other than as necessary for use in completion of the Work. All such documents and other media, including all copies thereof, shall be returned to Owner upon the earlier of Substantial Completion of the Facility and termination of this Agreement, except that Contractor may, subject to its confidentiality obligations as set forth in Article 15, retain one record set of such documents or other media.

ARTICLE 13
LIMITATION OF DAMAGES
13.1    Limitation of Damages.
A.    Exclusion of Consequential Damages. Notwithstanding any other provisions of this Agreement to the contrary and except for liquidated damages (if any), Contractor hereby waives with respect to Owner, and Owner waives with respect to Contractor, any right to damages that constitute incidental, special, indirect, or consequential damages of any nature whatsoever. For the purpose of this Section 13.1, the term “Contractor” shall include Contractor, its Subcontractors, Sub-Subcontractors, their respective Affiliates, and the employees, officers, directors, and shareholders of each of Contractor, Subcontractors, Sub-subcontractors and their respective Affiliates. “Owner” shall include Owner, its Affiliates, and the employees, officers, directors, and shareholders of each of Owner and its Affiliates. The foregoing waiver shall apply whether liability is asserted, either individually or jointly and irrespective of whether alleged to be by way of indemnity, as a result of breach of contract, breach of warranty, tort (including negligence), strict liability, or any other legal theory, and whether arising before or after completion of the Facility but excluding (i) a Party’s gross negligence or willful misconduct, (ii) to the Party’s indemnification obligations under this Agreement for third party claims. For the purpose of this Section 13.1, “third party” means any Person other than Contractor, Owner or their Affiliates.
B.    Owner’s Remedy When the Maximum Amount of Delay Liquidated Damages is Exceeded. Notwithstanding anything else contained in this Agreement, if the amount of Delay Liquidated Damages owed by Contractor exceeds the maximum amount set forth in Section 8.6, then Owner may choose to terminate the Agreement at its sole discretion, considering such termination deriving from a Contractor Default pursuant to Section 10.1.
C.    Limitation of Liability. Notwithstanding anything else contained in this Agreement, Contractor’s maximum aggregate liability to Owner, Owner’s insurers or permitted assignees, if applicable, pursuant to this Agreement, whether arising from tort (including negligence or strict liability), liquidated damages (as limited pursuant to Sections 8.6 & 8.7), breach of contract (including fundamental breach), breach of warranty, indemnification obligations, or any other cause of action shall not exceed [***] of the Compensation. This limitation shall not apply to, and shall not limit Contractor’s liability for: (i) third-party claims covered by Contractor’s indemnification obligations under for IP infringement and third party personal injury, or (ii) fraud, gross negligence, or willful misconduct by Contractor or its Subcontractors.

For clarity, this limitation shall not be construed to affect the enforceability or availability of non-monetary remedies (e.g., specific performance, injunctive relief) where appropriate under this Agreement or Applicable Law.
13.2    Indemnities.
A.    Contractor Indemnities. In addition to its indemnification, defense, and hold harmless obligations contained elsewhere in this Agreement, to the fullest extent permitted by law, Contractor shall indemnify, defend and hold harmless Owner, its employees, agents, affiliates, shareholders, subsidiaries, officers, directors and insurers from all claims (including those claims of third parties) and resulting damages, losses, or expenses, including reasonable attorneys’ fees (including reasonable attorneys’ fees incurred in enforcing Contractor’s obligations hereunder), but only to the extent caused by (i) Contractor’s or its Subcontractor’s performance of its obligations under this Agreement, regardless of the existence or not of negligence or willful misconduct, (ii) Contractor’s or its Subcontractors violation of any material provision of applicable law, applicable ordinance, or regulation applicable to the Work, or (iii) Contractor’s intellectual property (including any infringement or improper use claims that result from Owner’s reliance on the license granted hereunder); provided, however, that Contractor shall not indemnify Owner to the proportional extent that a claim for death or bodily injury or damage to property is caused by the negligence of Owner or Owner’s separate other contractors or subcontractors, agents or employees.
B.    Intellectual Property Indemnity. Contractor agrees to indemnify, defend and hold harmless Owner, its affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all claims, demands, suits, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees), whatsoever arising from or in any manner related to an infringement of patents, copyright, trademark, trade secret or the improper use of other proprietary rights which may occur in connection with Contractor’s, or any Subcontractor’s (including Main Subcontractor’s) performance of the Work pursuant to this Agreement, unless such infringement or improper use is at the direction of Owner or based on use not contemplated under the Agreement and provided that (i) the Owner promptly notifies the Contractor in writing of any such claims; (ii) the Owner provides full disclosure and necessary assistance in respect of such claims made against the Owner; (iii) the Owner does not take any position adverse to the Contractor with respect to such claims and gives the Contractor sole authority, at the expense of the Contractor, to settle and defend such claims. The Contractor’s only obligation will be in its discretion, to either procure the right for the Owner to continue use of the

Work, or to modify or replace the Work in whole or in part avoiding any such infringements. Contractor shall have sole authority for the control of the defense of any and all such claims and any suits brought thereon, and Owner shall render such assistance as Contractor may reasonably require in connection therewith; provided that in any suit brought on any such claim, Owner shall have the right to be represented by counsel of its own choice and at its own expense and participate in the defense, provided that Owner’s participation in the defense does not interfere with Contractor’s sole authority for the control of the defense. Should any such claim materially impair completion or continued operations of the Facility by Owner then Contractor shall, at its own expense: (i) timely procure for Owner the right to continue the Facility work using the affected Equipment or Work so as not to materially impair the schedule for completion of the Facility and/or the right to continue operation of the Facility, or (ii) replace or modify the Equipment or Work to eliminate the infringement, provided that such replacement or modification do not materially differ in functionality and performance and it is accepted by Owner. The above sets forth the Owner’s sole and exclusive remedy and the Contractor’s only liability with respect to any actual, threatened or alleged claims for infringement or violation of third party’s intellectual property rights. Notwithstanding anything to the contrary contained herein, the Contractor shall not have any liability to the Owner to the extent that any alleged or actual infringement or claim thereof is based upon; (i) use or operation of the Work in combination or with equipment or technology (including any software, hardware, firmware, system or network) not supplied by the Contractor where the Work would not itself be infringing; (ii) compliance with the Owner’s designs, specifications or instructions; (iii) use of the Work in an application or environment for which it was not designed; (iv) modifications of the Work by anyone other than the Contractor without the Contractor’s prior written approval; (v) failure to timely implement any maintenance release, modification, update or replacement of the Work made available by the Contractor; or (vi) use of the Work after the Contractor’s notice to the Owner of such activity’s alleged or actual infringement or other violation of a third party’s intellectual property rights.
C.    Owner Indemnities. In addition to its indemnification, defense and hold harmless obligations contained elsewhere in this Agreement, To the fullest extent permitted by law, Owner shall indemnify, defend and hold harmless Contractor, its employees, agents, affiliates, shareholders, subsidiaries, officers, directors and insurers from all claims (including those claims of third parties) and resulting damages, losses, or expenses, including reasonable attorneys’ fees (including reasonable attorneys’ fees incurred in enforcing Owner’s obligations hereunder), to the extent caused by (i) Owner or Owner’s other contractors’ or subcontractors’ actions, regardless of the existence or not of negligence or willful misconduct, or (ii) Owner or

Owner’s other contractors’ or subcontractors’ violation of any law, ordinance, or regulation applicable to the Work; (iii) any third-party claims to the extent caused by any material modification to the Drawings or Work without Contractor’s approval by Owner, relating to or arising out of this Agreement or the Facility; provided, however, that Owner shall not indemnify Contractor to the proportional extent that a claim for death or bodily injury or damage to property is caused by the negligence of Contractor or its subcontractors, agents or employees.
13.3    Lien Indemnification.
Subject to the terms set forth below, should Contractor or any Subcontractor or Sub-subcontractor or any other Person acting through or under any of them file a lien or other encumbrance against all or any portion of the Work, the Site or the Facility, Contractor shall, at its sole cost and expense, remove and discharge, by payment, bond or otherwise, such lien or encumbrance within fourteen (14) Days of the filing of such lien or encumbrance. If Contractor fails to remove and discharge any such lien or encumbrance within such fourteen (14) Day period, then Owner may, in its sole discretion and in addition to any other rights that it has under this Agreement, at law or equity, take any one or more of the following actions:
A.    remove and discharge such lien and encumbrance using whatever means that Owner, in its sole discretion, deems appropriate, including the payment of settlement amounts that it determines in its sole discretion as being necessary to discharge such lien or encumbrance. In such circumstance, Contractor shall be liable to Owner for all damages, costs, losses and expenses (including all attorneys’ fees and litigation expenses, and settlement payments) incurred by Owner arising out of or relating to such removal and discharge. All such damages, costs, losses and expenses shall be paid by Contractor no later than thirty (30) Days after receipt of each invoice from Owner; or
B.    conduct the defense of any action in respect of (and any counterclaims related to) such liens or encumbrances as set forth in Section 13.4, without regard to Contractor’s rights under such Section.
Notwithstanding anything to the contrary, nothing in the Agreement shall prevent Contractor from (and Contractor shall not be penalized in any way for) filing, placing, or enforcing any liens against Owner or the Facility when Owner fails to timely pay Contractor in accordance with the Agreement, including all applicable interest and costs required under the Agreement or permitted by Applicable Law; provided, however, that Contractor shall give Owner thirty (30) days’ notice (or longer period when required by Applicable Law) before filing or placing any lien against Owner, unless such notice period would prejudice or jeopardize Contractor’s rights. Contractor shall have no obligation to indemnify or hold any Owner Indemnified Party harmless from any Claims arising from Contractor exercising such permitted lien rights. This right does not extend to any other member of the Contractor Indemnified Party. Within five (5) days of payment of the undisputed amount giving rise to a lien filed pursuant to this Section 13.3, Contractor shall remove and discharge such lien.

13.4    Legal Defense.
Not later than fifteen (15) Days after receipt of written notice from the Indemnified Party to the Indemnifying Party of any Claims asserted against such Indemnified Party for which the Indemnifying Party has indemnification, defense and hold harmless obligations under this Agreement, whether such Claim is asserted in a legal, judicial, arbitral or administrative proceeding or action or by notice without institution of such legal, judicial, arbitral or administrative proceeding or action, the Indemnifying Party shall affirm in writing by notice to such Indemnified Party that the Indemnifying Party will indemnify, defend and hold harmless such Indemnified Party and shall, at the Indemnifying Party’s own cost and expense, assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to be represented therein by advisory counsel of its own selection, and at its own expense. In the event of the failure of the Indemnifying Party to perform fully in accordance with the defense obligations under this Section 13.4, such Indemnified Party may, at its option, and without relieving the Indemnifying Party of its obligations hereunder, so perform, but all Claims incurred by such Indemnified Party in that event shall be reimbursed by the Indemnifying Party to such Indemnified Party.
ARTICLE 14
DISPUTE RESOLUTION
14.1    Negotiation.
In the event that any bonafide claim, dispute, controversy, difference, disagreement, or grievance (of any and every kind or type, whether based on contract, tort, statute or otherwise) arising out of or relating in any way to this Agreement (including the construction, validity, interpretation, termination, enforceability or breach of this Agreement, but excluding technical issues unrelated to the Work concerning the format or manner in which invoices are submitted) (“Dispute”) cannot be resolved informally within fifteen (15) Days after the Dispute arises, either Party may give written notice to the other Party requesting that a representative of Owner’s senior management and Contractor’s senior management meet in an attempt to resolve the Dispute. Each such management representative shall have full authority to resolve the Dispute and shall meet at a mutually agreeable time and place within thirty (30) Days after receipt by the non-notifying Party of such notice, and thereafter as often as they deem reasonably necessary to exchange relevant information and to attempt to resolve the Dispute. In no event shall this Section 14.1 be construed to limit either Party’s right to take any action under this Agreement.
14.2    Arbitration Resolution.
A.    Arbitration Rules and Arbitrators. Any Dispute arising out of or relating to this Agreement or the breach thereof which has not been resolved through negotiation in accordance with the procedures set forth in Section 14.1 shall be submitted to binding arbitration under the International Chamber of Commerce Rules of Arbitration (“Arbitration Rules”) then in effect. The arbitration shall be held in Houston, Texas, in the English language and the governing law shall be as specified in Section 16.9. If the aggregate amount of claims or counterclaims does not exceed three Million Dollars ($3,000,000), the arbitration shall be conducted before a single arbitrator selected in accordance with the Arbitration Rules. Otherwise, the arbitration shall be conducted in accordance with the procedures of the Arbitration Rules before a panel of three (3) arbitrators, with each Party selecting one arbitrator and the third arbitrator, who shall be the chairman of the panel, being selected by the two Party-appointed arbitrators. The claimant shall name its arbitrator in the demand for arbitration and the responding Party shall name its arbitrator within ten (10) Days after receipt of the demand for arbitration. The third arbitrator shall be named within ten (10) Days after the appointment of the second arbitrator, failing which the third arbitrator shall be appointed in accordance with the Arbitration Rules. The arbitrator(s) shall not decide the Dispute ex aequo et bono or as amiable compositeur or by reliance on any other doctrine or principle that would permit the arbitrator(s) to avoid the application of this Agreement and/or the governing law. The Parties agree that the arbitrator is, or arbitrators are, entitled to enter such interim orders as it deems necessary, including, without limitation, orders to preserve the subject matter of the Dispute or to preserve or adjust the status of the Parties pending resolution of the Dispute in arbitration, and any such interim award may be enforced in any court of competent jurisdiction. The Parties agree that the evidence phase of the arbitration proceedings shall be conducted according to the IBA Rules of Evidence.
B.    Arbitration Award. The award rendered by the arbitration shall be final and binding on the Parties, and judgment thereon may be entered by any court having jurisdiction thereof. The award shall be in writing, and shall give reasons for the decisions reached by the arbitrator(s) and shall include a decision on liability, damages and costs. The arbitrator(s) shall have the power to award all remedies available under the applicable law. The prevailing Party (as determined by the arbitrator(s)) shall be entitled to reimbursement of its expenses, including reasonable attorney’s fees, arbitration fees, expert fees and all other costs reasonably incurred in connection with the arbitration and any judicial enforcement of this arbitration agreement, unless the arbitrator(s) determines that it would be manifestly unfair to honor this agreement of the Parties and determines a different allocation of costs. Except to the extent necessary for proceedings relating to enforcement of the arbitration agreement, the award or other, related rights of the Parties, the fact of the arbitration proceeding itself, all evidence, pleadings, or other documents exchanged or used in the arbitration and the award shall be maintained in confidence by the Parties to the fullest extent permitted by applicable law. However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the award.
C.    Jurisdiction. Each of the Parties expressly agrees to the nonexclusive jurisdiction of a federal court of Texas for the adjudication of a preliminary injunction or other provisional judicial remedy as provided in Section 14.2A. Each of the Parties accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens. Nothing in this Section 14.2C is intended to modify or expand the terms and provisions of Section 14.1 or interfere with an application to any court having jurisdiction for the enforcement of the award.
14.3    Continuation of Work During Dispute.
Notwithstanding any Dispute, it shall be the responsibility of Contractor to continue to prosecute all of the Work diligently and in a good and workmanlike manner in conformity with this Agreement. Except to the extent provided in Sections 3.14, 10.4 and 10.5, Contractor shall have no right to cease performance hereunder or to permit the prosecution of the Work to be delayed. Owner shall, subject to its right to withhold or offset amounts pursuant to this Agreement, continue to pay Contractor undisputed amounts in accordance with this Agreement; provided, however, in no event shall the occurrence of any negotiation or arbitration prevent Owner from exercising its rights under this Agreement, at law or in equity, including Owner’s right to terminate pursuant to Article 10.
ARTICLE 15
CONFIDENTIALITY
15.1    Confidential Information.
Contractor hereby covenants and warrants that Contractor and its employees and agents shall not (without in each instance obtaining Owner’s prior written consent) disclose, make commercial or other use of, or give or sell to any Person any of the following information: (i) the Drawings and Specifications other than to Subcontractors or Sub-subcontractors as necessary to perform the Work, or (ii) any other information relating to the business, products, services, research or development, clients or customers of Owner or any Owner Affiliate, or relating to similar information of a third party who has entrusted such information to Owner or any Owner Affiliate (hereinafter individually or collectively, “Owner’s Confidential Information”). . Notwithstanding anything in this Agreement to the contrary, Owner shall not (without in each instance obtaining Contractor’s prior written consent) disclose, make commercial or other use of, or give or sell to any Person, any of Contractor’s pricing information, proprietary information, or competitively sensitive information.
15.2    Exceptions.
Notwithstanding Section 15.1, Owner’s Confidential Information shall not include: (i) information which at the time of disclosure or acquisition is in the public domain, or which after disclosure or acquisition becomes part of the public domain without violation of this Article 15; (ii) information which at the time of disclosure or acquisition was already in the possession of the Contractor or its employees or agents and was not previously acquired from the Owner or any of its employees or agents; (iii) information which the Contractor can show was acquired by Contractor after the time of disclosure or acquisition hereunder from a third party without any confidentiality commitment, if, to the best of Contractor’s or its employees’ or agent’s knowledge, such third party did not acquire it from Owner or any of its employees or agents; (iv) information independently developed by Contractor without benefit of Owner’s Confidential Information; and (v) information which is required by Applicable Law or other agencies in connection with the Facility, to be disclosed; provided, however, that prior to such disclosure, Contractor gives reasonable notice to Owner of the information required to be disclosed and reasonably assists the Owner in seeking confidential treatment of such information. Notwithstanding what has been stipulated above, Contractor is entitled to use information relating to the Agreement and the Work exclusively for the purpose of providing marketing references for third parties irrespective of whether or not such announcements or statements would fall under this Article 15.
15.3    Equitable Relief.
Contractor acknowledges that in the event of a breach of any of the terms contained in this Article 15, Owner would suffer irreparable harm for which remedies at law, including damages, would be inadequate, and that Owner shall be entitled to seek equitable relief therefor by injunction, in addition to any and all rights and remedies available to it at law and in equity, without the requirement of posting a bond.
15.4    Term.
The confidentiality obligations of this Article 15 shall survive the expiration or termination of this Agreement for a period of three (3) years following the expiration or earlier termination of this Agreement.
ARTICLE 16
MISCELLANEOUS
16.1    Entire Agreement.
This Agreement, including the Attachments and Schedules attached to and incorporated into this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and incorporates any and all prior agreements and commitments with respect thereto. There are no other oral understandings, terms or conditions, and neither Party has relied upon any representation, express or implied, not contained in this Agreement. General or special conditions included in any of Contractor’s price lists, invoices, tickets, receipts or other such documents presented to Owner shall have no applicability to Owner with respect to this Agreement. All Attachments and Schedules shall be incorporated into this Agreement by such reference.

16.2    Amendments.
A.    Other than unilateral Change Orders issued by Owner to Contractor pursuant to Section 9.1C or Section 9.2D, no change, amendment or modification of this Agreement shall be valid or binding upon the Parties hereto unless such change, amendment or modification is in writing and duly executed by both Parties. Furthermore, Parties agree that no change (including change orders), amendment or modification of the EEQ Agreement shall be valid or binding upon the Parties hereto, unless such change, amendment or modification is approved in writing by Owner, prior to executing it in writing between Contractor and the Main Subcontractor.
B.    Notwithstanding any other provision in this Agreement to the contrary, to the extent the EEQ Agreement (or any change orders or subsequent amendments related thereto) grants, provides or allows for Main Subcontractor to have, receive and in any way be entitled to enjoy favorable provisions, conditions or terms of agreement dealing with any topic, outcome or right that is dealt with or addressed in a less favorable way in this Agreement, Contractor shall be entitled to a Change Order to modify the rights, duties and obligations of Contractor and Owner under this Agreement (including, but not limited to, Change Order rights and relief, confidentiality obligations, liquidated damages limitations, payment terms, or suspension and termination rights) to align with those more favorable provisions in the EEQ Agreement; provided, however, that the following matters shall be expressly excluded from this subsection and shall not be subject to any adjustment:
(1)    any payment milestones, payment schedules, invoicing thresholds, or payment timing;
(2)    any Notice to Proceed structure, including without limitation the EEQ Notice to Proceed, the Full Notice to Proceed, and the respective deadlines, conditions, or effects of such notices;
(3)    any Liquidated Damages, including the type, amount, formula, caps, aggregates, or the allocation of such Liquidated Damages risk between the Parties.
Contractor’s proposed Change Order shall set forth the topic and details concerning the provisions of this Agreement that would be affected and the specific provisions of the EEQ Agreement that Contractor believes are more favorable. Owner shall review such Change Order request in accordance with the procedures set forth in Article 9, and any modification to this Agreement shall only become effective upon execution of a written Change Order by both Parties in accordance with Article 9. No rights, duties and obligations of Contractor and Owner in this Agreement shall be deemed automatically amended.

16.3    Interpretation.
Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. The headings and captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained herein.
16.4    Notice.
Any notice, Invoice, demand, offer, or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be hand delivered or sent by overnight courier, messenger, facsimile or certified mail, return receipt requested, to the other Party at the address set forth below.
If delivered to Owner:
EMPower USA, LLC Address 4900 Woodway Dr. Suite 1200 Houston, TX, 77056, USA Phone: +52 55 5025 3500 Attn: Juan Pablo Mañón, C.O.O.
Email: [***]
with a copy to:
EMPower USA, LLC Address 4900 Woodway Dr. Suite 1200 Houston, TX, 77056, USA Phone: +52 55 5025 3500 Attn: Hector Medina, legal Email: [***]
If delivered to Contractor:
Saulsbury Industries, Inc.
2951 E. Interstate 20 Odessa, Texas 79766 Phone: 432-366-3686 Fax: 432-368-0061 Attn: Jimmy Matthews, C.O.O.
Email: [***]
with a copy to:
Saulsbury Industries, Inc.
2951 E. Interstate 20 Odessa, Texas 79766

Phone: 432-366-3686 Attn: Legal Department Email: [***]
Each Party shall have the right to change the place to which notice shall be sent or delivered by sending a similar notice to the other Party in like manner. Notices, demands, offers or other written instruments shall be deemed to have been duly given on the date actually received by the intended recipient.
16.5    Severability.
The invalidity of one or more phrases, sentences, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.
16.6    Assignment.
A.    Except as provided in this Section 16.6 and Section 16.7, this Agreement may be assigned to other Persons only upon the prior written consent of the non-assigning Party hereto, except Owner may assign this Agreement, in whole or part, to any of its Affiliates or co-venturers or to any Person jointly controlled by Owner and any co-venturers, as well as to any party providing secured financing to Owner with respect to its business on the condition that Owner has made payments to Contractor of the Cancellation Expenses, if applicable, set forth in Section 10.2B, together with reimbursement of fees, costs and expenses related to obtaining the issuance or extension, if applicable, of the Performance & Payment Bond and anything else included in the Security Package before March 6, 2026 (but only if Owner requests or consents in writing to Contractor obtaining such Performance & Payment Bond and anything else included in the Security Package prior to delivering Full Notice to Proceed).
B.    Notwithstanding anything in this Agreement to the contrary, if Owner does not issue the Full Notice to Proceed and pay the Mobilization Payment by March 6, 2026 as provided in Section 16.7(C), and on the condition that Owner has made payments to Contractor of the Cancellation Expenses, if applicable, set forth in Section 10.2B, together with reimbursement of fees, costs and expenses related to obtaining the issuance or extension, if applicable, of the Performance & Payment Bond and anything else included in the Security Package before March 6, 2026 (but only if Owner requests or consents in writing to Contractor obtaining such Performance & Payment Bond and anything else included in the Security Package prior to delivering Full Notice to Proceed), then, effective as of such date:
(1)    Contractor shall, without the need for further consent and without additional cost or liability, assign, transfer, and convey to Owner all of Contractor’s rights, obligations, title, and interests in and to the EEQ Agreement, pursuant to Section 21.3 of the EEQ Agreement;
(2)    Contractor shall promptly execute and deliver any additional instruments reasonably required by Owner to evidence or perfect such assignment; and
(3)    Contractor shall have no further obligations or liabilities under this Agreement with respect to the EEQ Supplied Equipment following the effective date of such assignment, other than obligations arising prior to the assignment date.
Contractor’s right and entitlement to (and Owner’s obligation to make payments for) to the same Cancellation Expenses, if applicable, as those set forth in Section 10.2B, together with reimbursement of fees, costs and expenses related to obtaining the issuance or extension, if applicable, of the Performance & Payment Bond and anything else included in the Security Package before March 6, 2026 (but only if Owner requests Contractor to obtain such Performance & Payment Bond and anything else included in the Security Package prior to delivering Full Notice to Proceed) shall survive any such termination.
C.    When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee. Any assignment not in accordance with this Section 16.6 shall be void and without force or effect. This Agreement shall be binding upon the Parties hereto, their successors and permitted assigns.
16.7    Effective Date; EEQ Notice to Proceed; Full Notice to Proceed.
A.    Except for the requirements of Sections 5.5, 16.6 and this Section 16.7, this Agreement shall become binding in its entirety as of the date Owner receives final approval of funding from the TEF, which shall not, unless extended by Contractor’s written consent, be later than March 6, 2026 (the “Effective Date”). It is understood that except for the EEQ Notice to Proceed, the Full Notice to Proceed shall not be issued by Owner until the Effective Date.
B.    EEQ Notice to Proceed. Owner shall issue and deliver the EEQ Notice to Proceed and pay to Contractor the Down Payment no later than January 7th, 2026. If Owner fails to issue the EEQ Notice to Proceed and pay the Down Payment by such date, then either Party shall have the right to terminate this Agreement and consequently, Contractor shall terminate the EEQ Agreement, and neither Party shall have any liability to the other except for payment by Owner to Contractor of the Cancellation Expenses, if applicable, as those set forth in Section 10.2B and the reimbursement of fees, costs and expenses related to obtaining the issuance or extension, if applicable, of the Performance & Payment Bond and anything else included in the Security Package (but only if Owner requests or consents in writing to Contractor obtaining such Performance & Payment Bond and anything else included in the Security Package prior to delivering Full Notice to Proceed), along with the amounts necessary to cover the remedies provided under Section 12.4(c) of the EEQ Agreement, in accordance with Section 2.2 of the EEQ Agreement.
C.    Full Notice to Proceed. Owner shall issue and deliver the Full Notice to Proceed and pay the Mobilization Payment no later than March 6, 2026. If Owner fails to issue the Full Notice to Proceed by such date, then:
(1)    Either Party shall have the right to terminate this Agreement upon written notice to the other;
(2)    On the condition that Owner has made payments to Contractor of the Cancellation Expenses, if applicable, set forth in Section 10.2B, together with reimbursement of fees, costs and expenses related to obtaining the issuance or extension, if applicable, of the Performance & Payment Bond and anything else included in the Security Package before March 6, 2026 (but only if Owner requests or consents in writing to Contractor obtaining such Performance & Payment Bond and anything else included in the Security Package prior to delivering Full Notice to Proceed), Contractor shall, without additional cost or liability, assign, transfer and convey to Owner all of Contractor’s rights, obligations, title and interest in and to the EEQ Agreement, pursuant to Section 21.3 of the EEQ Agreement; and
(3)    Contractor right and entitlement (and Owner’s obligation to make payments for) to the same Cancellation Expenses, if applicable, as those set forth in Section 10.2B, together with reimbursement of fees, costs and expenses related to obtaining the issuance or extension, if applicable, of the Performance & Payment Bond and anything else included in the Security Package before March 6, 2026 (but only if Owner requests or consents in writing to Contractor obtaining such Performance & Payment Bond and anything else included in the Security Package prior to delivering Full Notice to Proceed) shall survive any such termination.
D.    Except as expressly provided in subsections (B) and (C) above, Contractor shall be obliged to commence the applicable Work only upon the issuance and delivery of the EEQ Notice to Proceed (and the Down Payment), and the Full Notice to Proceed (and the Mobilization Payment), subject to the accuracy and fulfillment of Owner’s representations and covenants set forth in Section 5.5.

16.8    No Waiver.
Any failure of either Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the term of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provisions.
16.9    Governing Law.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas (without giving effect to the principles thereof relating to conflicts of law). Neither the United Nations Convention on Contracts for the International Sale of Goods, nor any national laws implementing it, shall apply to this Agreement.
16.10    No Publicity.
Contractor shall not reveal any information concerning details of this Agreement to the press or a news-disseminating agency or use the details of this Agreement within any advertising, promotional material, publicity or other printed material without Owner’s prior written approval in each instance. In addition, Contractor may not take photographs of the Site without Owner’s prior written approval.
16.11    Counterparts.
This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by each of the Parties. but all of which when taken together shall constitute a single contract. Delivery of facsimile, telecopy or any other electronic means signatures shall be deemed as effective as manually executed original signatures. Any signature, contract formation or record-keeping through electronic means shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law.
16.12    Survival.
Article 1, Article 7, Article 10, Article 12, Article 13, Article 14, Article 15 and Article 16, Sections 3.4, 3.7, and 3.9 shall survive termination or expiration of this Agreement, in addition to any other provisions which by their nature should, or by their express terms do, survive or extend beyond the termination or expiration of this Agreement.
16.13    Policies.
Contractor shall only be obligated to follow those policies, procedures, guidelines, and requirements of Owner that are provided to Contractor prior to the execution of the Agreement.
16.14    Good Faith and Fair Dealing.
Each Party warrants it shall perform its respective obligations under the Agreement in good faith. Whenever the Agreement grants to any Party the right to take action, exercise discretion, or determine whether to approve a proposal of any other Party, the Party possessing the right shall act in good faith and shall deal fairly with each other. The Parties further agree that that have dealt with each other and will continue to deal with each other in good faith and fairly with no intent to deceive or take unfair financial of commercial advantage of each other, notwithstanding the respective levels of experience and sophistication in the areas covered by the Agreement.
16.15    No Third-Party Beneficiaries.
The provisions of the Agreement are intended for the sole benefit of Owner and Contractor, and there are no third-party beneficiaries.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.
Owner:
EMPOWER USA, LLC.
By: /s/ Daniel Gutiérrez Méndez
Name: Daniel Gutiérrez Méndez
Title: CEO & Manager

Contractor:
SAULSBURY INDUSTRIES, INC.
By: /s/ Matthew Saulsbury
Name: Matthew Saulsbury
Title: CEO

[The Attachments and Schedules identified in the List of Attachments and Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K, except that Attachment M (EEQ Agreement) is filed as Exhibit 10.9 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. The registrant agrees to furnish supplementally a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.]